As filed with the Securities and Exchange Commission on November 23, 2005
Registration No. 333-129778

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Capitol Bancorp Ltd.
(Exact name of registrant as specified in its charter)

MICHIGAN	6711	38-2761672
(STATE OR OTHER JURISDICTION OF	(PRIMARY STANDARD	(I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)	INDUSTRIAL	IDENTIFICATION NO.)
	CLASSIFICATION
	CODE NUMBER)
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Cristin Reid English, Esq.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Phillip D. Torrence, Esq.
Miller, Canfield, Paddock and Stone, PLC
444 W. Michigan Ave.
Kalamazoo, Michigan 49007
(269) 383-5804
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

Title Of Each		Proposed Maximum Offering	Proposed Maximum
Class Of Securities	Amount To Be	Price	Aggregate Offering	Amount Of
Being Registered	Registered (1)	Per Share	Price (2)	Registration Fee (3)
Common stock (no par value)	236,067	8,675,462	36.75	$1,021

(1)	Based on 479,895 shares of common stock, no par value, of First California Southern Bancorp, which is the maximum number of shares of First California Southern common stock (excluding shares held by Capitol) that may be issued and outstanding immediately prior to the consummation of the merger transaction and 66,000 stock options of First California Southern Bancorp outstanding, multiplied by the fixed exchange ratio of .432441.

(2)	Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $36.75 per share of Capitol common stock (the average of the high and low price per share of common stock of Capitol as reported on the New York Stock Exchange on November 22, 2005), and the estimated number of Capitol shares that may be issued in the consummation of the merger transaction contemplated.

(3)	Previously remitted.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS
PROPOSED PLAN OF MERGER
     The Board of Directors of First California Southern Bancorp has approved an agreement and Plan of Merger (the “Plan of Merger”) that contemplates the merger of First California Southern with and into Capitol. Capitol currently holds 51% of First California Southern’s common stock. As a result of the exchange, First California Southern will become a wholly-owned subsidiary of Capitol.
     If the merger is approved and completed each share of First California Southern common stock will be converted into the right to receive Capitol common stock according to an exchange ratio. The exchange ratio is calculated by dividing $15.00, the per share value of First California Southern common stock, by the average of the closing prices of Capitol’s common stock for the 30-day period ended November 17, 2005 ($34.686818). Each First California Southern shareholder will receive ..432441 shares of Capitol common stock for each share of First California Southern common stock. At September 30, 2005, the book value per share of First California Southern common stock was $8.54. The share value of First California Southern has been determined and offered by Capitol solely based on its arbitrary valuation for purposes of this proposed merger.
     Capitol has entered into share exchanges with minority shareholders of some of its banks and bank development companies previously. In those share exchange proposals, and in the proposed First California Southern merger, Capitol’s proposal is based on some premium over the book value of the entity’s common stock. However, the share values for the entity’s common stock always are different and, as stated previously, Capitol’s offer is based on its arbitrary valuation solely for purposes of this particular transaction.
     Capitol estimates that Capitol will issue approximately 207,526 shares of Capitol common stock to First California Southern shareholders in the merger, but could be more if any of First California Southern’s stock options are exercised prior to the merger. Those shares will represent less than 5% of the outstanding Capitol common stock after the merger. Capitol’s common stock currently trades on the New York Stock Exchange under the symbol “CBC.”
     First California Southern’s Board of Directors has scheduled a meeting of First California Southern shareholders to consider and vote upon the Plan of Merger. The attached proxy statement/prospectus includes detailed information about the time, date and place of the shareholders’ meeting.
     This document gives you detailed information about the meeting and the proposed merger. You are encouraged to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE “RISK FACTORS” SECTION BEGINNING ON PAGE 15 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE MERGER.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated                     , 2005, and is first being mailed to shareholders of First California Southern on or about                     , 2005.

[This page intentionally left blank]

ANSWERS TO
FREQUENTLY ASKED QUESTIONS
Q:	Why am I receiving these materials?
A:	First California Southern’s Board of Directors has approved the Agreement and Plan of Merger between Capitol Bancorp Limited and First California Southern Bancorp pursuant to which First California Southern Bancorp merges with and into Capitol Bancorp Limited. The merger agreement requires the approval of First California Southern’s shareholders. First California Southern is sending you these materials to help you decide whether to approve the merger.

Q:	What will I receive in the merger?

A:	You will receive shares of Capitol common stock, which are publicly traded currently on the New York Stock Exchange under the symbol “CBC.” The number of shares you would receive will be based on an exchange ratio applied to the number of First California Southern shares you own. The exchange ratio will be calculated by dividing $15.00, the per share value of First California Southern common stock, by the average of the closing prices of Capitol’s common stock for the 30-day period ended November 17, 2005. The average closing price of Capitol’s common stock for the 30-day period ended November 17, 2005 was $34.686818. Each First California Southern shareholder will receive ..432441 shares of Capitol common stock for each share of First California Southern common stock. Any fractional shares will be paid in cash.

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the shareholders’ meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the shareholders’ meeting and will ensure that your shares are voted if you later find you cannot attend the shareholders’ meeting.

Q:	What do I do if I want to change my vote?

A:	You may change your vote:
•	by sending a written notice to the Secretary of First California Southern prior to the shareholders’ meeting stating that you would like to revoke your proxy;

•	by signing a later-dated proxy card and returning it by mail prior to the shareholders’ meeting, no later than , 2005; or

•	by attending the shareholders’ meeting and voting in person.
Q:	What vote is required to approve the merger?

A:	In order to complete the merger, holders of a majority of the shares of First California Southern common stock (other than Capitol) must approve the Agreement and Plan of Merger. If you do not vote your First California Southern shares, the effect will be a vote against the Agreement and Plan of Merger.

Q:	Should I send in my stock certificates at this time?

A:	No. After the merger is completed, Capitol or Capitol’s stock transfer agent will send First California Southern shareholders written instructions for exchanging their stock certificates.

Q:	When do you expect to complete the merger?

A:	As quickly as possible after , 2005. Approval by First California Southern’s shareholders at the shareholders’ meeting must be obtained first. It is anticipated the merger will be completed by January 31, 2006.

Q:	Where can I find more information about Capitol?

A:	This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered or included with this document. This information is available to you without charge upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone from Capitol at the following address:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention: General Counsel
Telephone Number: (517) 487-6555
     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SHAREHOLDERS’ MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN                     , 2005.
     For more information on the matters incorporated by reference in this document, see “Where You Can Find More Information”.

WHO CAN ANSWER YOUR QUESTIONS?
If you have additional questions, you should contact:
First California Southern Bancorp
1350 Rosecrans Street
San Diego, California 92106
(517) 487-6555
Attention: Scott Andrews
President and Chief Operating Officer
or
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555
Attention: Brian K. English
General Counsel
If you would like additional copies of this
proxy statement/prospectus you should contact:
Capitol Bancorp Limited at the above address and phone number.

SUMMARY
     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. To understand the proposed merger fully and the consequences to you, You should read carefully the entire proxy statement/prospectus and the documents referred to in this document. See “Where You Can Find More Information".
     Capitol Bancorp Limited is a bank holding company with headquarters located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol’s telephone number is (517) 487-6555. Additionally, Capitol has its Western Region headquarters located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016. Capitol’s telephone number at its Western Region headquarters is (602) 955-6100.
     Capitol is a uniquely structured affiliation of community banks. It currently has nearly 40 wholly or majority-owned bank subsidiaries, including two bank subsidiaries which are majority-owned by First California Southern Bancorp (“First California Southern”). Each of Capitol’s banks are viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development.
     Capitol’s operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.
     First California Southern is a bank holding company with its headquarters at 1350 Rosecrans Street, San Diego, California 92106. First California Southern’s telephone number is (619) 243-7899.
     First California Southern is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Capitol owns 51% of the outstanding shares of First California Southern common stock (499,484 shares as of September 30, 2005). First California Southern’s executive management and Board of Directors holds 4.71% of the outstanding shares of First California Southern common stock, or 9.61% of all shares not held by Capitol. Capitol’s executive management and Board of Directors that are not executive management and directors of First California Southern hold less than 1% of the outstanding shares of First California Southern’s common stock.
Reasons for the Merger (page 32)
     It is believed that the merger will provide you with greater liquidity and flexibility because Capitol’s common stock is publicly traded. The merger will also provide you with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.
The Special Shareholders’ Meeting (page 43)
     The special meeting of First California Southern shareholders will be held on                     , 2005 at 3:00 p.m., local time, at 1350 Rosecrans Street, San Diego, California. At the special shareholders’ meeting, you will elect First California Southern’s Board of Directors and be asked to approve the Agreement and Plan of Merger.

Recommendation to Shareholders (page 32)
     The First California Southern board believes that the merger is fair to you and in the best interests of both you and First California Southern and recommends that you vote FOR approval of the Agreement and Plan of Merger (the “Plan of Merger”).
Votes Required (page 41)
     Approval of the Plan of Merger requires the favorable vote of a majority of the outstanding shares of First California Southern common stock excluding the shares held by Capitol. This is more than the vote required by law, but First California Southern’s board has set the vote requirement to be sure the merger is what you, the shareholders of First California Southern, want. Capitol holds 51% of the outstanding shares of First California Southern common stock. First California Southern’s Board of Directors and officers hold 4.71% of the outstanding shares of First California Southern common stock, or 9.61% of all shares not held by Capitol. The Board of Directors have indicated that they currently intend to vote their shares FOR approval of the Plan of Merger.
Record Date; Voting Power (page 43)
     First California Southern shareholders may vote at the shareholders’ meeting if they owned shares of common stock at the close of business on November 17, 2005. At the close of business on September 30, 2005, 479,895 shares of First California Southern common stock were outstanding (excluding shares held by Capitol). For each share of First California Southern common stock that you owned as of the close of business on that date, you will have one vote in the vote of common shareholders at the shareholders’ meeting on the proposal to approve the Plan of Merger.
What Shareholders Will Receive in the Merger (page 32)
     If the Plan of Merger is approved and the merger is completed, each share of First California Southern common stock will be converted into the right to receive Capitol common stock according to an exchange ratio. The exchange ratio will be calculated by dividing the First California Southern Share Value by the Capitol Share Value, where:
First California Southern Share Value. The value of each share of First California Southern common stock shall be $15.00.
Capitol Share Value. The share value of each share of Capitol common stock will be determined by computing the average of the closing prices of Capitol common stock for the 30-day period ended November 17, 2005, as reported by the New York Stock Exchange ($34.686818).
     Based on the exchange ratio, and if the Plan of Merger is approved, each shareholder would receive .432441 shares of Capitol common stock for each share of First California Southern common stock.
     Each First California Southern shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their First California Southern common stock calculated by multiplying the number of shares of First California Southern common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.
Accounting Treatment (page 33)
     Capitol’s acquisition of the minority interest of First California Southern in the merger will be accounted for under the purchase method of accounting. After the merger, all of First California Southern’s results from operations will be included in Capitol’s income statement, as opposed to only a portion, which is currently reported.

Tax Consequences of the Merger to First California Southern Shareholders (page 30)
     Capitol’s tax counsel has rendered its opinion that the merger should be treated as a reorganization for United States federal income tax purposes. Accordingly, First California Southern shareholders generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their First California Southern shares for shares of Capitol’s common stock in the merger, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Capitol’s common stock. Tax counsel’s opinion is subject to certain assumptions which may limit its application in particular instances.
     Tax matters are very complicated, and the tax consequences of the merger to each First California Southern shareholder will depend on the facts of that shareholder’s situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the Plan of Merger to you.
Dissenters’ Rights (page 32)
     Dissenters’ rights will be available to First California Southern shareholders. To perfect dissenters’ rights, First California Southern shareholders must not vote in favor of the merger and must follow the required procedures set forth in Chapter 13 of the California General Corporation Law.
Opinion of Financial Advisor (page 35)
     First California Southern retained Howe Barnes Investments, Inc. as its financial advisor and agent in connection with the merger to render a financial fairness opinion to the First California Southern shareholders.
     In deciding to approve the merger, the First California Southern board considered this opinion, which stated that as of its date and subject to the considerations described in it, the consideration to be received in the merger by holders of First California Southern common stock is fair from a financial point of view. The opinion is attached as Annex B to this proxy statement/prospectus.
The Plan of Merger (page 28)
     The Plan of Merger is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Plan of Merger because it is the legal document that governs the merger.
Termination of the Merger (page 40)
     First California Southern and Capitol can jointly agree to terminate the Plan of Merger at any time prior to completing the merger.
     First California Southern can terminate the merger if a majority of First California Southern’s shareholders (other than Capitol) fail to approve the Plan of Merger at the shareholders’ meeting; or a governmental authority prohibits the merger.
Your Rights as a Shareholder Will Change (page 43)
     Your rights as a First California Southern shareholder are determined by California’s corporate law and by First California Southern’s articles of incorporation and by-laws. When the merger is completed, your rights as a Capitol shareholder will be determined by Michigan law relating to business corporations (not the California corporate law) and by Capitol’s articles of incorporation and by-laws. See “Comparison of Shareholder Rights”.

SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL BANCORP LIMITED
     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference. The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol’s Quarterly Report on Form 10-Q for the period ended September 30, 2005. See “Where You Can Find More Information”. The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation. Interim results for the nine months ended September 30, 2005 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2005. Because of the number of banks added throughout the period of Capitol’s existence, and because of the differing ownership percentage of banks included in the consolidated amounts, historical operating results are of limited relevance in comparing financial performance and predicting Capitol’s future operating results.
     Capitol’s consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002 are incorporated herein by reference. The selected financial data provided below as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 have been derived from Capitol’s consolidated financial statements which are incorporated herein by reference. Selected balance sheet data as of September 30, 2004 and December 31, 2002, 2001 and 2000 and results of operations data for the years ended December 31, 2001 and 2000 were derived from consolidated financial statements which are not incorporated in this proxy statement/prospectus.
     Under current accounting rules, generally, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the assets and liabilities of subsidiaries (including First California Southern) are included in Capitol’s consolidated balance sheet. Capitol’s consolidated net income, however, only includes its subsidiaries’ (including First California Southern) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

	Capitol Bancorp Limited
	As of and for the
	Nine Months Ended		As of and for the
	September 30		Years Ended December 31
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Selected Results of Operations Data:
Interest income	$163,067	$130,769	$179,089	$164,416	$156,454	$153,797	$132,311
Interest expense	47,831	34,648	47,496	49,490	55,860	73,292	65,912
Net interest income	115,236	96,112	131,593	114,926	100,594	80,505	66,399
Provision for loan losses	7,169	9,597	12,708	9,861	12,676	8,167	7,216
Net interest income after provision for loan losses	108,067	86,515	118,885	105,065	87,918	72,338	59,183
Noninterest income	15,135	14,435	19,252	20,087	14,982	9,585	6,137
Noninterest expense	85,483	71,693	97,787	86,952	76,538	63,944	52,410
Income before income tax expense and minority interest	37,719	29,257	40,350	38,200	26,362	17,979	12,910
Income tax expense	14,518	11,301	14,699	14,035	9,314	6,016	4,725
Minority interest in net losses (income) of consolidated subsidiaries	2,705	810	1,065	(785)	(395)	(1,245)	(150)
Net income	25,906	18,766	26,716	23,380	16,653	10,718	8,035

	Capitol Bancorp Limited
	As of and for the
	Nine Months Ended		As of and for the
	September 30		Years Ended December 31
	2005	2004	2004	2003	2002	2001	2000
	(dollars and shares in thousands, except per share data)
Per Share Data:
Net income per common share:
Basic	$1.75	$1.33	$1.88	$1.86	$1.64	$1.38	$1.14
Diluted	1.67	1.27	1.79	1.77	1.57	1.35	1.13
Cash dividends declared	0.53	0.48	0.65	0.51	0.44	0.40	0.36
Book value	18.41	16.69	17.00	15.60	13.72	10.24	9.18
Pro forma consolidated book value (1)	18.63	N/A	17.25	9.48	N/A	N/A	N/A
Dividend payout ratio	30.29%	36.09%	34.57%	27.42%	26.83%	28.99%	31.58%
Weighted average number of common shares outstanding	14,777	14,069	14,183	12,602	10,139	7,784	7,065

Selected Balance Sheet Data:
Total assets	$3,446,329	$3,098,475	$3,091,418	$2,737,062	$2,409,288	$2,044,006	$1,630,076
Investment securities	45,599	45,722	42,363	93,207	34,139	43,687	68,926
Portfolio loans	2,888,566	2,608,701	2,692,904	2,247,440	1,991,372	1,734,589	1,355,798
Allowance for loan losses	(39,284)	(37,027)	(37,572)	(31,404)	(28,953)	(23,238)	(17,449)
Deposits	2,799,443	2,517,104	2,510,072	2,288,664	2,062,072	1,740,385	1,400,899
Debt obligations:
Notes payable	173,823	137,956	172,534	92,774	93,398	89,911	58,150
Subordinated debentures	100,916	100,822	100,845	90,816	51,583	48,621	24,327

Total debt obligations	274,739	238,778	273,379	183,590	144,981	138,532	82,477
Minority interests in consolidated subsidiaries	70,135	39,758	39,520	30,946	28,016	70,673	62,575
Stockholders’ equity	280,234	246,010	252,159	218,897	160,037	80,172	70,404

Performance Ratios (2)
Return on average equity	13.19%	10.76%	11.25%	12.97%	13.33%	15.22%	13.78%
Return on average assets	1.06%	0.86%	0.91%	0.91%	0.75%	0.58%	0.55%
Net interest margin (fully taxable equivalent)	5.05%	4.78%	4.81%	4.80%	4.80%	4.60%	4.80%
Efficiency ratio (3)	65.57%	64.85%	64.83%	64.40%	66.22%	70.98%	72.25%

Asset Quality:
Nonperforming loans (4)	$25,235	$28,798	$28,471	$26,872	$22,890	$17,238	$6,757
Allowance for loan losses to nonperforming loans	155.67%	128.57%	131.97%	116.87%	126.49%	134.81%	258.24%
Allowance for loan losses to portfolio loans	1.36%	1.42%	1.40%	1.40%	1.45%	1.34%	1.29%
Nonperforming loans to total portfolio loans	0.87%	1.10%	1.06%	1.20%	1.15%	0.99%	0.50%
Net loan losses to average portfolio loans	0.26%	0.26%	0.29%	0.35%	0.37%	0.15%	0.20%

Capital Ratios:
Average equity to average assets	8.01%	7.98%	8.06%	7.01%	5.59%	3.78%	3.96%
Tier 1 risk-based capital ratio	13.57%	12.04%	12.03%	12.25%	10.52%	10.54%	11.10%
Total risk-based capital ratio	14.82%	14.02%	13.91%	14.31%	11.77%	11.85%	12.35%
Leverage ratio	12.18%	10.97%	10.93%	11.03%	9.07%	10.23%	10.30%

(1)	Based on the exchange ratio of .432441 shares of Capitol for each share of First California Southern. Excludes the pro forma effect of other share exchange transactions or proposals of Capitol (see “Recent Developments”).

(2)	These ratios are annualized for the periods indicated.

(3)	Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(4)	Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST CALIFORNIA SOUTHERN BANCORP
The financial data below summarizes historical financial information (in $1,000’s, except per share data) for the periods indicated and should be read in conjunction with the financial statements of First California Southern attached to this prospectus.

	Periods Ended September 30		Periods Ended December 31
	2005	2004	2004	2003
Selected Results of Operations Data:
Interest income	$3,885	$1,314	$2,177	$180
Interest expense	673	158	281	9
Net interest income	3,212	1,156	1,896	171
Provision for loan losses	278	215	318	120
Net interest after provision for loan losses	2,934	941	1,578	51
Noninterest income	225	68	85	5
Noninterest expense	3,577	2,296	3,396	1,085
Loss before income tax benefit	(387)	(929)	(1,298)	(788)
Income tax benefit	(132)	(452)	(680)	(243)
Net loss	(255)	(506)	(618)	(545)

Per Share Data:
Net loss— basic and diluted	$(0.26)	$(0.52)	$(0.63)	$(0.70)
Book value	8.54	8.93	8.81	9.30

Selected Balance Sheet Data:
Total assets	$103,290	$62,800	$72,156	$28,116
Portfolio loans	63,826	31,719	41,756	9,273
Allowance for loan losses	(716)	(335)	(438)	(120)
Deposits	86,350	45,566	55,211	16,226
Stockholders’ equity	8,364	8,743	8,632	7,227

Performance Ratios:
Net interest margin (fully taxable equivalent)	5.03%	3.94%	4.15%	1.90%
Efficiency ratio (1)	104.07%	158.33%	149.47%	479.55%

Asset Quality:
Non-performing loans	$24	$—	$—	$—
Allowance for loan losses to non-performing loans	2,983.33%	—	—	—
Allowance for loan losses to portfolio loans	1.12%	1.06%	1.05%	0.75%

Capital Ratios:
Average equity to average assets	9.69%	17.57%	15.82%	25.70%
Tier 1 risk-based capital ratio	22.41%	12.04%	33.50%	100.49%
Total risk-based capital ratio	23.39%	14.02%	34.36%	101.51%
Leverage ratio	15.92%	10.97%	34.29%	107.22%

(1)	Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SELECTED FINANCIAL DATA OF FIRST CALIFORNIA SOUTHERN BANCORP, continued

	Quarterly Results of Operations
	Total for	Fourth	Third	Second	First
	the year	Quarter	Quarter	Quarter	Quarter
For the nine months ended September 30, 2005:
Interest income			$1,518	$1,311	$1,056
Interest expense			272	226	175
Net interest income			1,246	1,085	881
Provision for loan losses			86	105	87
Net loss			(43)	(70)	(141)
Net loss per share (basic and diluted)			(0.04)	(0.07)	(0.14)

Year ended December 31, 2004:
Interest income	$2,177	$864	$521	$462	$270
Interest expense	281	123	73	51	33
Net interest income	1,896	741	508	411	237
Provision for loan losses	318	103	90	60	65
Net loss	(618)	(111)	(254)	(141)	(112)
Net loss per share (basic and diluted)	(0.63)	(0.11)	(0.26)	(0.14)	(0.11)

Period of October 14, 2003 through December 31, 2003 (date of inception):
Interest income	$180	$180
Interest expense	9	9
Net interest income	171	171
Provision for loan losses	120	120
Net loss	(545)	(545)
Net loss per share (basic and diluted)	(0.70)	(0.70)
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RISK FACTORS
     The shares of common stock that are being offered are not savings accounts or deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
     Investing in Capitol’s common stock will provide you with an equity ownership interest in Capitol. As a Capitol shareholder, your investment may be impacted by risks inherent in its business. You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to vote to exchange your First California Southern common stock for Capitol’s common stock.
     This proxy statement/prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to Capitol’s future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” and similar expressions. Actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.
Inherent Conflicts of Interest in the Proposed Merger.
     First California Southern is already a majority-owned and controlled subsidiary of Capitol. By virtue of the existing relationship between First California Southern and Capitol, the proposed merger presents inherent conflicts of interest. For example, no other proposals are being considered and, if there were any, Capitol would likely vote its First California Southern shares against any other proposals. Capitol’s proposal to value First California Southern shares at $15.00 per share in the proposed merger is based solely on its judgment in making such proposal. Accordingly, the First California Southern Share Value and related exchange ratio have not been determined absent the inherent conflicts of interest between Capitol and First California Southern. It is unknown what exchange ratio or First California Southern Share Value, if any, that might be negotiated between First California Southern and unaffiliated entities.
Newly Formed Banks Are Likely to Incur Significant Operating Losses That Could Negatively Affect the Availability of Earnings to Support Future Growth.
     Several of Capitol’s bank subsidiaries are less than three years old and Capitol’s oldest bank is twenty-three years old. Capitol engaged in significant new bank development activity in 2005. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.
If Capitol is Unable to Manage its Growth, its Ability to Provide Quality Services to Customers Could Be Impaired and Cause its Customer and Employee Relations to Suffer.
     Capitol has rapidly and significantly expanded its operations, engaged in significant new bank development activity in 2005 and anticipates that further expansion will be required to realize its growth strategy. Capitol’s rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:
—	transaction processing;

—	operational and financial management; and

—	training, integrating and managing Capitol’s growing employee base.

Favorable Environment for Formation of New Banks Could Change Adversely, Which Could Severely Limit Capitol’s Expansion Opportunities.
     Capitol’s growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol’s common stock.
Capitol’s Banks’ Small Size May Make it Difficult to Compete With Larger Institutions Because Capitol is Not Able to Compete With Large Banks in the Offering of Significantly Larger Loans.
     Capitol endeavors to capitalize its newly formed banks with a moderate dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol’s banks severely constrain the size of loans that those banks can make. In addition, many of the banks’ competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.
     Capitol’s banks are intended to be small in size. Many operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol’s banks. While it is the intention of Capitol’s banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.
If Capitol Cannot Recruit Additional Highly Qualified Personnel, Capitol’s Customer Service Could Suffer, Causing its Customer Base to Decline.
     Capitol’s strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol’s business could suffer significantly.
Capitol and its Banks Operate in an Environment Highly Regulated by State and Federal Government; Changes in Federal and State Banking Laws and Regulations Could Have a Negative Impact on Capitol’s Business.
     As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Capitol’s current bank affiliates are regulated primarily by the state banking regulators and the FDIC and, in the case of one national bank, the Office of the Comptroller of the Currency (OCC).
     Federal and the various state laws and regulations govern numerous aspects of the banks’ operations, including:
—	adequate capital and financial condition;

—	permissible types and amounts of extensions of credit and investments;

—	permissible nonbanking activities; and

—	restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators’ judgments based on information available to them at the time of their examination.
     The banks’ operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Capitol.
Regulatory Action Could Severely Limit Future Expansion Plans.
     To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.
     While Capitol’s prior experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks.
The Banks’ Allowances For Loan Losses May Prove Inadequate to Absorb Actual Loan Losses, Which May Adversely Impact Net Income or Increase Operating Losses.
     Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios at the balance sheet date. Management’s estimates are used to determine the allowance and are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates that are generally beyond Capitol’s control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.
     Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol’s banks. Because many of Capitol’s banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.
     Widespread media reports of concerns about the health of the domestic economy have continued in 2005. Capitol’s loan losses in recent years have increased. Further, amounts of nonperforming loans have fluctuated and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.
     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol’s operating results.

Capitol’s Commercial Loan Concentration to Small Businesses Increases the Risk of Defaults by Borrowers and Substantial Credit Losses Could Result, Causing Shareholders to Lose Their Investment in Capitol’s Common Stock.
     Capitol’s banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol’s strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower’s ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol’s common stock.
Actions by the Open Market Committee of the Federal Reserve Board (FRBOMC) May Adversely Affect Capitol’s Net Interest Income.
     Changes in Net Interest Income. Capitol’s profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.
     Recently, the Federal Reserve has increased interest rates several times. Future stability of interest rates and Federal Reserve Open Market Committee policy, which impacts such rates, are uncertain.
     Changes in The Yield Curve. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol’s business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.
Existing Subsidiaries of Capitol May Need Additional Funds to Aid in Their Growth or To Meet Other Anticipated Needs Which Could Reduce Capitol’s Funds Available For New Bank Development or Other Corporate Purposes.
     Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.
Capitol has Debt Securities Outstanding Which May Prohibit Future Cash Dividends on Capitol’s Common Stock or Otherwise Adversely Affect Regulatory Capital Compliance.
     Capitol has a credit facility with an unaffiliated bank under which borrowings of up to $25 million are permitted, subject to certain conditions. Capitol is reliant upon its bank subsidiaries’ earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol’s common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

     Capitol also has several series of trust-preferred securities outstanding, with a liquidation amount totaling about $103.3 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol’s bank subsidiaries’ earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.
Capitol’s Stock Price Fluctuates, and Decreases in Capitol’s Stock Price Will Adversely Affect the Value of the Consideration You Receive in the Merger.
     The trading price of Capitol common stock has been and may continue to be subject to fluctuations, which affect the value of the consideration you receive in the merger offer. As of November 22, 2005, Capitol’s 52-week high and low stock prices were $36.99 and $28.75, respectively. Capitol’s stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in Capitol’s markets. In addition, the stock market in general, and the market prices for financial services companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Capitol stock, regardless of its operating performance.
Capitol’s Bank Subsidiaries Have Decentralized Management Which Could Have a Negative Impact on the Rate of Growth and Profitability of Capitol and its Bank Subsidiaries.
     Capitol’s bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of the institution including the selection of management teams, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol’s ability to uniformly implement holding company strategy at the bank level. It may slow Capitol’s ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. The structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

RECENT DEVELOPMENTS
     In January 2005, Capitol opened its 33rd bank affiliate, Bank of Michigan, in Farmington Hills, Michigan.
     In April 7, 2005, Capitol completed the purchase of 51% of the outstanding shares of common stock of Peoples State Bank in Jeffersonville, Georgia. Capitol subsequently increased the ownership of this bank to approximately 62%. This is Capitol Bancorp’s first community bank in Georgia and its 34th community bank. Capitol also operates a loan production office in Atlanta.
     On June 15, 2005, Capitol opened its 35th community bank, Bank of Bellevue, in Bellevue, Washington. Bank of Bellevue is Capitol’s first bank in the Northwest Region.
     On June 27, 2005, Capitol opened its 36th community bank, Fort Collins Commerce Bank, in Fort Collins, Colorado. Fort Collins Commerce Bank is Capitol’s first bank in Colorado.
     On July 13, 2005, Capitol opened its 37th community bank, Bank of Auburn Hills, in Auburn Hills, Michigan. Bank of Auburn Hills is Capitol’s 13th community bank in Michigan.
     On August 1, 2005, Capitol opened its 38th community bank, Bank of San Francisco, in San Francisco, California. Bank of San Francisco represents Capitol’s 5th community bank in California.
     On November 4, 2005, Capitol opened its 39th community bank, Bank of Belleville, located in Belleville, Illinois, Capitol’s first bank in the state of Illinois.
     On November 18, 2005, Capitol opened its 40th community bank, Summit Bank of Kansas City, located in Lee’s Summit, Missouri, Capitol’s first bank in the state of Missouri.
     Each of the recently-opened banks in 2005 are majority-owned by Capitol or its bank development subsidiaries.
      A proposed share exchange transaction was pending regarding Bank of Las Vegas at October 31, 2005, Capitol estimates issuing approximately 160,000 shares of previously unissued common stock resulting from such share exchange offer, but could be more if any of the Bank’s outstanding stock options are exercised. The pro forma impact of the proposed Bank of Las Vegas share exchange is not reflected in this document. The proposal share exchange was approved by Bank of Las Vegas shareholders on November 17, 2005.
     On October 25, 2005, Capitol announced its 53rd consecutive quarterly dividend, payable December 1, 2005 to shareholders of record as of November 7, 2005. This quarterly dividend of $.19 per common share represents a 12 percent increase over the dividend paid in the same period in the prior year ($0.17).
     As of November 23, 2005, applications were pending and in various stages of organization for several de novo banks including Bank of Valdosta (to be located in Valdosta, Georgia), Bank of Santa Barbara (in Santa Barbara, California), Sunrise Bank of Atlanta, (in Atlanta, Georgia) and Community Bank of Rowan (in Rowan, North Carolina).
     Bank development efforts are currently under consideration in several states including pre-development exploratory discussions, lease and employment negotiations and preparation of preliminary regulatory applications for formation and/or acquisition of community banks.

CAPITALIZATION
     The table presented below shows Capitol’s actual total capitalization as of September 30, 2005 and the proposed merger as described in this proxy statement/prospectus.

	As of September 30, 2005
	(dollars in thousands, except per share data)
		As Adjusted for the
		Proposed First
		California Southern
	Actual	Merger(4)
Debt obligations:
Notes payable and short-term borrowings	$173,823	$173,823
Subordinated debentures	100,916	100,916

Total debt obligations	$274,739	$274,739

Minority interests in consolidated subsidiaries	$70,135	$66,037

Stockholders’ equity(1):
Common stock, no par value; 50,000,000 shares authorized; issued, and outstanding:
Actual – 15,223,775 shares	$205,628
As adjusted for the proposed First California Southern merger – 15,431,301 shares(4)		$212,826
Retained earnings	78,428	78,428
Market value adjustment for available-for-sale securities (net of tax effect)	(185)	(185)
Less unearned compensation regarding restricted stock and other	(3,637)	(3,637)

Total stockholders’ equity	$280,234	$287,432

Book value per share of common stock	$18.41	$18.63

Total capitalization(2)	$350,369	$353,469

Total capital funds(3)	$451,285	$454,385

Capital ratios:
Stockholders’ equity to total assets	8.13%	8.33%

Total capitalization to total assets	10.17%	10.25%

Total capital funds to total assets	13.09%	13.17%

(1)	Does not include approximately 2.8 million shares of common stock issuable upon exercise of stock options.

(2)	Total capitalization includes stockholders’ equity and minority interests in consolidated subsidiaries.

(3)	Total capital funds include stockholders’ equity, minority interests in consolidated subsidiaries and subordinated debentures.

(4)	Assumes issuance of 207,526 shares of Capitol common stock upon completion of the proposed First California Southern merger based on the proposed exchange ratio of .432441. Does not assume exercise of First California Southern’s stock options. See “Unaudited Pro Forma Consolidated Financial Information.” Does not include the pro forma effect of other pending share exchange transactions or proposals of Capitol (see “Recent Developments”).

DIVIDENDS AND MARKET FOR COMMON STOCK
     Capitol’s common stock is listed on the New York Stock Exchange under the symbol “CBC”. The following table shows the high and low sale prices per share of common stock as reported on the New York Stock Exchange for the periods indicated and the quarterly cash dividends paid by Capitol during those periods. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of Capitol’s common stock was $36.99 on November 22, 2005.

			Cash Dividends
	High	Low	Paid
2003
Quarter ended March 31	$24.25	$19.00	$0.12
Quarter ended June 30	27.88	20.00	0.12
Quarter ended September 30	28.49	23.10	0.12
Quarter ended December 31	30.10	25.72	0.15

2004
Quarter ended March 31	29.70	26.47	0.15
Quarter ended June 30	28.00	24.05	0.16
Quarter ended September 30	29.80	24.15	0.17
Quarter ended December 31	36.00	28.51	0.17

2005
Quarter ended March 31	35.82	29.30	0.17
Quarter ended June 30	34.00	28.75	0.18
Quarter ended September 30	36.96	31.25	0.18
Quarter ending December 31 (through November 22)	$36.99	$29.10	$0.19
     As of January 1, 2005, there were 7,561 beneficial holders of Capitol’s common stock based on information supplied by its stock transfer agent and other sources.
     Holders of common stock are entitled to receive dividends when, as and if declared by Capitol’s Board of Directors out of funds legally available. Although Capitol has paid dividends on its common stock for the preceding five years, there is no assurance that dividends will be paid in the future. The declaration and payment of dividends on Capitol’s common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol’s ability to service debt obligations senior to the common stock and other factors deemed relevant by Capitol’s Board of Directors. Regulatory authorities impose limitations on the ability of banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.
     There is no market for First California Southern’s common stock. Any transfers of First California Southern common stock have been made privately and are not reported. First California has never paid a dividend on its common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement/prospectus includes forward-looking statements. Capitol has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements may be impacted by risks, uncertainties and assumptions. Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:
—	the results of management’s efforts to implement Capitol’s business strategy including planned expansion into new markets;

—	adverse changes in the banks’ loan portfolios and the resulting credit risk-related losses and expenses;

—	adverse changes in the economy of the banks’ market areas that could increase credit-related losses and expenses;

—	adverse changes in real estate market conditions that could also negatively affect credit risk;

—	the possibility of increased competition for financial services in Capitol’s markets;

—	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

—	other factors described in “Risk Factors”.
INFORMATION ABOUT CAPITOL
     In addition to this proxy statement/prospectus a copy of the following documents which are incorporated by reference can be found at www.capitolbancorp.com:

-	Report on Form 8-K dated October 25, 2005
-	Report on Form 8-K dated October 19, 2005
-	Report on Form 10-Q for period ended September 30, 2005
-	Report on Form 10-Q for period ended June 30, 2005
-	Report on Form 10-Q for period ended March 31, 2005
-	Annual Report to Shareholders for year ended December 31, 2004
-	Annual Report on Form 10-K for year ended December 31, 2004
-	Proxy statement for Capitol’s Annual Meeting of Shareholders held on May 5, 2005
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INFORMATION ABOUT FIRST CALIFORNIA SOUTHERN
Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     Management’s discussion and analysis of financial condition and results of operations for the periods ended September 30, 2005 and 2004 and December 31, 2004 and 2003 are included in this proxy statement/prospectus as part of Annex C.
Financial Statements.
     Unaudited interim condensed consolidated financial statements of First California Southern as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 are included in this proxy statement/prospectus as part of Annex C. Audited consolidated financial statements of First California Southern as of and for the periods ended December 31, 2004 and 2003 are included in this proxy statement/prospectus as part of Annex C.
Voting Securities and Principal Holders.
     The following table shows the share holdings of each director and officer of First California Southern and all directors and officers as a group as of October 31, 2005. Where applicable, the table includes shares held by members of their immediate families.

First California Southern shares beneficially owned
Percentage of all First
California Southern shares
		Percentage of all	excluding First California
		First California	Southern shares owned by
Name of Beneficial owner	Number	Southern Shares	Capitol
Capitol Bancorp Limited	499,484	51.00%

First California Southern’s Directors and Officers:
Scott R. Andrews	16,100	1.64%	3.35%
Bruce I. Ash	30,000	3.06%	6.25%
Geni A. Bennetts	—	—	—
Cristin Reid English	—	—	—
Jeffrey L. Epps	—	—	—
Paul J. Krsek	—	—	—
David L. McSherry	—	—	—
David O’Leary	—	—	—
Joseph D. Reid	—	—	—

Total of Directors and Officers	46,100	4.71%	9.61%

     Other than indicated above, no entity or individual owns greater than 5% of the outstanding shares of First California Southern.

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
PER SHARE INFORMATION
     The following table, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet, pro forma condensed consolidated statements of operations and related notes to the pro forma condensed consolidated financial statements, which appear elsewhere herein, summarizes per share information:

	As of and for the
	Nine Months Ended	For the Year Ended
	September 30, 2005	December 31, 2004
Capitol common stock:
Net income per share:
Basic:
Historical	$1.75	$1.88
Pro forma consolidated(1)	1.72	1.84
Diluted:
Historical	1.67	1.79
Pro forma consolidated(1)	1.64	1.75
Cash dividends per share:
Historical	0.53	0.65
Pro forma consolidated(2)	0.53	0.65
Book value per share at September 30, 2005:
Historical	18.41
Pro forma consolidated(1)	$18.63
First California Southern common stock:
Net income (loss) per share:
Basic:
Historical	$(0.26)	$(0.63)
Pro forma equivalent(3)	0.74	0.80
Diluted:
Historical	(0.26)	(0.63)
Pro forma equivalent(3)	0.71	0.76
Cash dividends per share:
Historical	—	—
Pro forma equivalent(3)	0.23	0.28
Book value per share at September 30, 2005:
Historical	8.54
Pro forma equivalent(3)	$8.06
1—Assumes completion of proposed First California Southern merger based on an estimated exchange ratio (per Note 3 below) and excludes the pro forma effect of other pending share exchange transactions or proposals of Capitol (see “Recent Developments”).
2—The Capitol pro forma consolidated dividends per share represent historical dividends per share.
3—The First California Southern pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the exchange ratio of .432441.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
     First California Southern is already included in Capitol’s consolidated financial statements. Unaudited pro forma consolidated financial information follow, adjusted for the proposed First California Southern merger, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred effective September 30, 2005 (shown on page 27) and at the beginning of 2004 (shown on page 29), using the fixed share exchange ratio, and does not give effect to any other proposed share exchanges regarding other bank affiliates of Capitol. The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the period ended September 30, 2005 are not necessarily indicative of results for any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the merger.
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Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
September 30, 2005
(in $1,000s, except share and per-share data)

		Pro Forma		Pro Forma
		Adjustments		Amounts
	Historical	Regarding		After
	Amounts	Proposed		Proposed
	As Reported	Merger		Merger
ASSETS

Cash and cash equivalents	$379,824			$379,824
Loans held for resale	33,632			33,632
Investment securities	45,599			45,599
Portfolio loans	2,888,566			2,888,566
Less allowance for loan losses	(39,284)			(39,284)

Net portfolio loans	2,849,282			2,849,282
Premises and equipment, net	33,257			33,257
Goodwill and other intangibles	44,928	$3,100	A	48,028
Other assets	59,807			59,807

TOTAL ASSETS	$3,446,329	$3,100		$3,449,429

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$2,799,443			$2,799,443
Debt obligations	274,739			274,739
Other liabilities	21,778			21,778

Total liabilities	3,095,960	—		3,095,960

Minority interests in consolidated subsidiaries	70,135	$(4,098)	B	66,037

Stockholders’ equity:
Common stock	205,628	7,198	C	212,826
Retained earnings	78,428			78,428

Other, net	(3,822)			(3,822)

Total stockholders’ equity	280,234	7,198		287,432

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,446,329	$3,100		$3,449,429

Number of common shares issued and outstanding	15,223,775	207,526		15,431,301

Book value per Capitol share	$18.41			$18.63

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:
A—Goodwill arising from proposed merger. Based on current estimates, there are no material identifiable intangible assets regarding the proposed merger. The net carrying values of First California Southern’s assets and liabilities approximate fair value. No core deposit intangible asset has been estimated due to the brief period of the entity’s operation and, as such, the core deposit intangible would be immaterial.
B—Elimination of minority interests associated with First California Southern’s shareholders other than Capitol.
C—Estimated fair value applicable to proposed merger with First California Southern’s shareholders other than Capitol, based on estimated number of Capitol shares to be issued. The actual number of shares to be issued will be different. Does not include the pro forma effect of other pending merger transactions or proposals of Capitol (see “Recent Developments”). Does assume exercise of First California Southern’s outstanding stock options.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
Capitol Bancorp Limited And Subsidiaries
(in $1,000s, except share and per-share data)

	Nine Months Ended September 30, 2005				Year Ended December 31, 2004
	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Amounts	Adjustments		Amounts	Amounts	Adjustments		Amounts
Interest income	$163,067			$163,067	$179,089			$179,089
Interest expense	47,831			47,831	47,496			47,496

Net interest income	115,236			115,236	131,593			131,593
Provision for loan losses	7,169			7,169	12,708			12,708

Net interest income after provision for loan losses	108,067			108,067	118,885			118,885
Noninterest income	15,135			15,135	19,252			19,252
Noninterest expense	85,483			85,483	97,787			97,787

Income before income taxes and minority interest	37,719			37,719	40,350			40,350
Income taxes	14,518			14,518	14,699			14,699

Income before minority interest	23,201			23,201	25,651			25,651
Minority interest in net losses of consolidated subsidiaries	2,705	$(125)	A	2,580	1,065	$(303)	A	762

NET INCOME	$25,906	$(125)		$25,781	$26,716	$(303)		$26,413

NET INCOME PER SHARE:
Basic	$1.75			$1.72	$1.88			$1.84

Diluted	$1.67			$1.64	$1.79			$1.75

Weighted average number of common shares outstanding for purposes of computing basic net income per share—denominator for basic net income per share	14,776,778	207,526	B	14,984,304	14,183,000	207,526	B	14,390,526
Effect of dilutive securities—stock options and unvested restricted shares	694,239			694,239	708,000			708,000

Weighted average number of common shares and dilutive securities for purposes of computing diluted net income per share— denominator for diluted net income per share	15,471,017	207,526		15,678,543	14,891,000	207,526		15,098,526

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations:
A—Amount represents effect on operating results attributable to minority interest due to proposed merger regarding First California Southern. Does not include the pro forma effect of other share exchange transactions or proposals of Capitol (see “Recent Developments”).
B—Assumes issuance of an estimated 207,526 shares of Capitol common stock in the proposed merger described in Note A above. The actual number of shares to be issued will be different. Does not assume exercise of First California Southern’s outstanding stock options.

THE MERGER
General
     The First California Southern Board of Directors is using this proxy statement/prospectus to solicit proxies from the holders of First California Southern common stock for use at the shareholders’ meeting.
     At the special shareholders’ meeting to be held on December ___, 2005, First California Southern common shareholders will be asked to approve the Plan of Merger. The Plan of Merger provides for the merger of First California Southern with and into Capitol with Capitol as the surviving corporation in the merger. Upon consummation of the merger, First California Southern shareholders will receive shares of Capitol’s common stock in exchange for their First California Southern shares.
Background of the Merger
     The concept of a potential merger transaction with Capitol has been discussed informally from time to time from the beginning of First California Southern’s operations. Capitol expressed a willingness to extend an offer of a merger. The objectives of the potential merger would be to enable shareholders of First California Southern to achieve liquidity in their investment, a reasonable return on their investment in the form of a ‘premium’ and to accomplish such a merger on a tax-free basis. Without the merger, shareholders of First California Southern will continue to hold First California Southern stock which has no market and is illiquid.
     First California Southern’s Board of Directors has not solicited or received any other proposals for the potential exchange or sale of First California Southern’s shares of common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of First California Southern’s shares to an entity other than Capitol, Capitol would be permitted to vote its shares of First California Southern. By virtue of Capitol’s majority ownership of First California Southern, it is likely that Capitol would not vote its shares of First California Southern in favor of any other proposals regarding a merger or sale of the minority interest in First California Southern with another party. In addition, Capitol has no intentions of selling its majority interest in First California Southern. Hence, the only proposal under consideration is the merger proposal with Capitol.
     Capitol based its proposal on its prior transactions, whereby it has acquired the minority interests in banks it controls. In those prior transactions, Capitol has offered those minority shareholders an opportunity to exchange their bank shares for Capitol common stock on or after the 36th month of the bank’s operations. Although Capitol is under no contractual obligation to make such an offer to acquire the minority interests in any of its present bank subsidiaries, it has made this proposal to First California Southern’s Board of Directors consistent with its prior informal discussions with First California Southern’s Board. As in other transactions, Capitol based its proposal at some premium over the book value of the bank’s common stock. However, Capitol’s determination of the share value of First California Southern, for purposes of the proposed merger, is solely based on its arbitrary valuation as offered by Capitol.
     Consensus between Capitol and First California Southern’s directors who are not employees or officers of Capitol was reached in November 2005, to approve the Plan of Merger subject only to:
—	obtaining an independent opinion that the proposed merger is fair to First California Southern’s shareholders from a financial point of view; and

—	obtaining approval of the Plan of Merger by a majority of First California Southern’s shares not already owned by Capitol.
     In November 2005, the First California Southern Board approved the Plan of Merger and agreed to call a shareholder meeting for a shareholder vote to approve the Plan of Merger.

First California Southern’s Reasons for the Merger
     First California Southern’s reasons for the merger are that the shareholders of First California Southern will be best served by the merger in order to maximize their shareholder value and to provide them:
•	better protection through diversification geographically and by customer base through Capitol’s subsidiary banks rather than dependence upon the resources of First California Southern’s subsidiary banks.

•	the First California Southern shareholders will receive publicly traded shares, providing them liquidity as opposed to the First California Southern common stock for which there is no public market. First California Southern shareholders who choose to do so may continue to hold the Capitol stock they receive in the merger without being forced to have their investment reduced by the immediate recognition of a capital gains tax.
Capitol’s Reasons for the Merger
     Capitol believes that First California Southern’s profitability will increase. As noted elsewhere in this proxy statement/prospectus, while First California Southern’s assets are reported as part of Capitol’s assets for purposes of its consolidated financial statements, First California Southern’s income is attributed to Capitol only in the percentage which Capitol owns of First California Southern common stock. Capitol desires to acquire the remainder of First California Southern’s common stock so that Capitol can include 100% of First California Southern’s income in Capitol’s consolidated income statement.
Terms of the Merger
     Terms of the merger are set forth in the Plan of Merger. The Plan of Merger is included as Annex A to this proxy statement/prospectus. You should review the Plan of Merger in its entirety.
     The terms of the merger can be summarized as follows:
Upon completion of the merger First California Southern will be merged with and into Capitol and each share of First California Southern common stock will be converted into shares of Capitol common stock according to an exchange ratio. The exchange ratio is determined by dividing the First California Southern share value ($15.00) by the Capitol share value.
The share value of each share of Capitol common stock shall be the average of the closing prices of Capitol common stock for the
30-day period ended November 17, 2005, as reported by the New York Stock Exchange ($34.686818).
     Each First California Southern shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their First California Southern common stock calculated by multiplying the number of shares of First California Southern common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.
First California Southern Board Recommendation
     In determining whether to recommend the Plan of Merger to First California Southern’s shareholders, First California Southern’s board considered the matters discussed in “First California Southern’s Reasons for the Merger”. In addition, First California Southern’s board considered:

•	no other merger proposals would be offered either by Capitol or unaffiliated parties;

•	Capitol already has a majority ownership of First California Southern;

•	there is no assurance Capitol would repeat or improve its merger proposal at any time in the future;

•	absent any potential alternatives other than rejecting Capitol’s proposal, which could result in First California Southern’s minority shareholders having no future opportunities to exchange, sell or otherwise dispose of their First California Southern shares; and

•	First California Southern’s Board obtained an opinion from its financial advisor that the merger would be fair to the shareholders of First California Southern from a financial point of view.
     THE FIRST CALIFORNIA SOUTHERN BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE FIRST CALIFORNIA SOUTHERN SHAREHOLDERS, HAS APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE PLAN OF MERGER.
Accounting Treatment
     Capitol expects the merger to be treated as the acquisition of a minority interest using the purchase method of accounting.
Pro Forma Data
     Because First California Southern is already a controlled subsidiary of Capitol, it is already included in Capitol’s consolidated financial statements. Unaudited pro forma consolidated financial information is presented in this document, adjusted for the proposed First California Southern merger, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred effective September 30, 2005 (shown on page 27) and at the beginning of 2004 (shown on page 29), using the proposed exchange ratio, and does not give effect to any other proposed share exchanges regarding other bank affiliates of Capitol. The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the period ended September 30, 2005 are not necessarily indicative of results for any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the merger.
Material Federal Income Tax Consequences
     The income tax discussion below represents the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, on the material federal income tax consequences of the merger. That opinion has been filed with the Securities and Exchange Commission as an exhibit to the registration statement on Form S-4 in connection with the merger. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, counsel did not address tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers, or tax consequences that are generally assumed to be known by investors. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.
     This discussion also is based upon certain representations made by First California Southern and Capitol. Miller, Canfield, Paddock and Stone, PLC, counsel to Capitol, has issued a tax opinion with respect to the merger. This discussion also assumes that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the Plan of Merger. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

     This discussion also assumes that shareholders hold their shares of First California Southern common stock as a capital asset and does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws. Shareholders receiving special treatment include:
•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	First California Southern shareholders who received their First California Southern common stock through the exercise of employee stock options or otherwise as compensation;

•	First California Southern shareholders who are not U.S. persons; and

•	First California Southern shareholders who hold First California Southern common stock as part of a hedge, straddle or conversion transaction.
     The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the merger.
     Based on the assumptions and representations above, it is the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, that:
•	The merger of First California Southern with and into Capitol will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Capitol and First California Southern will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

•	No gain or loss will be recognized by the shareholders of First California Southern who exchange their First California Southern common stock solely for Capitol common stock in the merger (except with respect to cash received instead of fractional shares of Capitol common stock);

•	The aggregate tax basis of the Capitol common stock received by First California Southern shareholders in the merger will be the same as the aggregate tax basis of the First California Southern common stock exchanged in the merger (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);

•	The holding period of the Capitol common stock received by a former shareholder of First California Southern will include the holding period of shares of First California Southern common stock exchanged in the merger; and

•	A holder of First California Southern common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder’s adjusted basis in shares of First California Southern common stock allocable to the fractional share; such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder’s holding period in the First California Southern common stock satisfies the long-term holding period requirement.

     The tax opinion of Miller, Canfield, Paddock and Stone, PLC is not binding upon the Internal Revenue Service or the courts.
     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.
Regulatory Matters
     As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board’s permission to acquire at least 51% of a subsidiary. The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary. Of course, Capitol received permission to acquire 51% or more ownership of First California Southern prior to First California Southern commencing the business of operating as a bank holding company. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the merger.
     It is a condition of the proposed merger that the shares of Capitol stock to be issued pursuant to the Plan of Merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. An application will be filed to list Capitol’s additional shares resulting from the proposed merger, if the Plan of Merger is approved by First California Southern’s shareholders other than Capitol. Accordingly, the shares of Capitol common stock to be issued in exchange for the First California Southern common stock will be publicly tradable upon consummation of the merger. There will be no restriction on the ability of a former First California Southern shareholder to sell in the open market the Capitol common stock received (unless the First California Southern shareholder is also an officer, director or affiliate of either First California Southern or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on the sale of Capitol common stock).
Dissenters’ Rights
     If the merger agreement is approved and adopted by the required vote of First California Southern shareholders and is not abandoned or terminated, holders of First California Southern common stock who did not vote in favor of the merger may, by complying with Sections 1300 through 1312 of the California Corporations Code, be entitled to dissenters’ rights as described therein. The record holders of the shares of First California Southern common stock that are eligible to, and do, exercise their dissenters’ rights with respect to the merger are referred to herein as “dissenting shareholders,” and the shares with respect to which they exercise dissenters’ rights are referred to herein as “dissenting shares”.
     The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the California Corporations Code and is qualified in its entirety by reference to Sections 1300 through 1312 of the California Corporations Code, the full text of which are attached to this proxy statement/prospectus as Annex C and incorporated herein by reference. Annex C should be reviewed carefully by any First California Southern shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute will result in the loss of dissenters’ rights.
     ANY HOLDER OF FIRST CALIFORNIA SOUTHERN COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.
     Shares of First California Southern stock must satisfy each of the following requirements to qualify as dissenting shares under California law:
•	the shares of First California Southern common stock must have been outstanding on [INSERT RECORD DATE], 2005;

•	the shares of First California Southern stock must not have been voted in favor of the merger;

•	the holder of such shares of First California Southern stock must make a written demand that First California Southern repurchase such shares of First California Southern capital stock at fair market value (as described below); and

•	the holder of such shares of First California Southern common stock must submit certificates for endorsement (as described below).
     A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law.
     Pursuant to Sections 1300 through 1312 of the California Corporations Code, holders of dissenting shares may require First California Southern to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

     Within ten days following approval of the merger by First California Southern shareholders, First California Southern is required to mail a dissenters’ notice to each person who did not vote in favor of the merger. The dissenters’ notice must contain the following:
•	a notice of the approval of the merger;

•	a statement of the price determined by First California Southern to represent the fair market value of dissenting shares (which shall constitute an offer by First California Southern to purchase such dissenting shares at such stated price); and

•	a brief description of the procedures for such holders to exercise their rights as dissenting shareholders.
     Within 30 days after the date on which the notice of the approval of the merger by the outstanding shares is mailed to dissenting shareholders, a dissenting shareholder must:
•	demand that First California Southern repurchase such shareholder’s dissenting shares;

•	the demand shall set forth the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that First California Southern purchase;

•	the demand shall include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price within such 30-day period; and

•	submit to First California Southern or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands First California Southern purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are not dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.
     If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, First California Southern and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the completion of the merger are satisfied or waived.

     If First California Southern and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the shareholders’ approval of the merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of First California Southern common stock held by such shareholder are dissenting shares, the fair market value of such shares of First California Southern common stock, or both. California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless First California Southern consents to such request for withdrawal.
Federal Securities Laws Consequences; Stock Transfer Restrictions
     This proxy statement/prospectus does not cover any resales of the Capitol common stock you will receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.
     All shares of Capitol common stock you will receive in the merger will be freely transferable, except that if you are deemed to be an “affiliate” of First California Southern under the Securities Act of 1933 at the time of the special shareholders’ meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of First California Southern for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, First California Southern, and would not include shareholders who are not officers, directors or principal shareholders of First California Southern.
     The affiliates of First California Southern may not offer, sell or otherwise dispose of any of the shares of Capitol common stock issued to that affiliate in the merger or otherwise owned or acquired by that affiliate:
(1)	for a period beginning 30 days prior to the merger and continuing until financial results covering at least 30 days of post-merger combined operations of Capitol and First California Southern have been publicly filed by Capitol; or

(2)	in violation of the Securities Act.

OPINION OF FINANCIAL ADVISOR
     First California Southern (“FCSB”) has retained Howe Barnes Investments, Inc. (“Howe Barnes” or “HBI”) to provide a financial fairness opinion in connection with the merger. The First California Southern board selected HBI to act as First California Southern’s financial advisor based on its qualifications, expertise and reputation. HBI has rendered its opinion, in writing, that, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the merger by the holders of First California Southern common stock is fair from a financial point of view.
     The full text of the written opinion of HBI is attached as Annex B to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by HBI in rendering its opinion. First California Southern shareholders are urged to, and should, read the opinion carefully and in its entirety. The opinion is directed to the First California Southern board and addresses only the fairness from a financial point of view of the consideration received pursuant to the merger as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of First California Southern common stock as to how to vote at the special shareholders’ meeting. The summary of the opinion of HBI set forth in this document is qualified in its entirety by reference to the full text of the opinion.
     In connection with rendering its opinion, HBI among other things:
•	Participated in discussions with representatives of Capitol and First California Southern concerning Capitol’s and First California Southern ‘s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

•	Reviewed the terms of the proposed merger attached to the proxy statement/prospectus;

•	Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Capitol and First California Southern, including those included in First California Southern’s Annual Call Reports for the past two years and the Quarterly Call Reports for the past two quarters as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

•	Reviewed certain financial forecasts and projections of First California Southern, prepared by its management team;

•	Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Capitol and First California Southern with certain members of management;

•	Reviewed reported market prices and historical trading activity of Capitol’s common stock;

•	Reviewed certain aspects of the financial performance of Capitol and First California Southern and compared such financial performance of Capitol and First California Southern, together with stock market data relating to Capitol’s common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

•	Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.
     The primary assets of First California Southern are Point Loma Community Bank and Bank of Escondido. References to First California Southern may also refer to Point Loma Community Bank and Bank of Escondido.
     Howe Barnes compared the Exchange pricing ratios against those of certain publicly traded financial institutions. We reviewed the median ratios of groups of institutions we deemed similar to First California Southern in terms of geographic location, asset size, profitability, and capitalization. From this data we constructed two comparable groups. The first group consisted of all publicly traded banks with assets less than $250 million that were headquartered in Southern California (32 institutions). The second group is a subset of the first group, but included only banks that had a return on average assets (“ROAA”) of less than 1.0% and a return on average equity (“ROAE”) of less than 10.0% over the last twelve months (26 institutions). The second subset also includes banks that have a negative ROAA or ROAE. The rationale for using the second group of banks is that First California Southern is still a relatively new bank holding company that continues to operate at a net loss (through September 30 ,2005). Banks that are profitable tend to trade at higher multiples of book value than unprofitable institutions. While many of these institutions have maintained operations longer than First California Southern, we believe they still represent the closest comparable group of peers for this analysis.
     The price-to-book and price-to-LTM earnings median values of each group were used so as to account for extreme values on the high and low side. In addition, the median values were discounted by 20% to reflect the illiquidity of the common stock (the rationale for the discount is discussed in detail in the following pages). These median and adjusted median values were then compared with the Exchange ratios of the minority shares of First California Southern by CBC.
Price-to-Book

Groups
Southern CA banks w/
	Southern CA banks	assets < $250, ROAA <
	w/ assets < $250m	1.0% & ROAE < 10.0%<
High	3.93x	3.56x
Low	1.12x	1.12x
Mean	2.02x	1.86x
Median	1.87x	1.71x
Discount	20%	20%
Adjusted Median	1.49x	1.37x
CBC — FCSB Transaction		1.76x
Price-to-LTM Earnings

Groups
Southern CA banks w/
	Southern CA banks	assets < $250, ROAA <
	w/ assets < $250m	1.0% & ROAE < 10.0%
High	33.93x	30.21x
Low	12.38x	12.38x
Mean	20.88x	19.76x
Median	19.16x	18.26x
Discount	20%	20%
Adjusted Median	15.33x	14.61x
CBC — FCSB Transaction		Not meaningful (loss)
CBC — FCSB Transaction
Price / 2006 estimated earnings		56.07x
     In both instances above, shareholders of First California Southern are receiving higher premiums than what group medians would show. On a price-to-book basis, First California Southern shareholders are receiving 1.76x stated book compared to discounted medians of 1.49x and 1.37x. Likewise, on a price-to-earnings basis, First California Southern shareholders are receiving a significantly higher multiple than group medians considering the company is not expected to turn a profit until 2006.
     As mentioned above, Howe Barnes applied a 20% discount due to the illiquidity of First California Southern’s common stock to the public company analysis and to the discounted cash flow analysis. Likewise, a 20% discount was applied to the M&A transaction analysis to account for the minority position of First California Southern’s shareholders. The rational for this discount includes:
Illiquidity Discount – In valuing an ownership interest in a privately held company, we must address the fact of how quickly this ownership interest can be converted into cash. First California Southern ‘s common stock currently does not, or has never traded on the NYSE, NASDAQ, AMEX, or any other major exchange, or on the Over-The-Counter Bulletin Board. As a result, it is much more illiquid than any other small community bank whose shares are tradable on any exchange, or through the over-the-counter market. As a result, an illiquidity discount must be factored into our previous valuation of First California Southern to reflect the fact that there is no readily available market in which an investor could sell shares. The size of the illiquidity discount is determined largely by three factors: the size of the bank, the type and quality of the bank’s assets, and the magnitude and predictability of the bank’s future cash flows. A variety of studies have been done to quantify this discount for the lack of marketability in a common stock. The bulk of the historical estimates of marketability or illiquidity discounts appear to lie within the range of 20% to 50%, depending on the factors mentioned above. Given the brief historical performance of First California Southern, its high credit quality, and future growth prospects, we would typically assume a discount of First California Southern ‘s initial valuation at the lower end of the illiquidity discount range. However, First California Southern has yet to experience a profitable quarter and continues to operate with net losses. While we believe the earning trends show that there is a high likelihood of the company becoming profitable in 2006, a higher discount should be applied given its historical results. Therefore, we believe a discount of at least 20% should be applied to reflect the illiquidity of the stock of an unprofitable institution such as First California Southern.
Minority, or Lack of Control Discount – Capitol currently owns 51% of the common shares of First California Southern, and thus maintains “effective control” of the decisions of the Board of Directors, and therefore, the major decisions of the bank. By comparison, no other one shareholder of First California Southern owns more than 5% of the outstanding common stock of First California Southern. In typical acquisitions, the purchasing entity will pay a “change of control,” or “acquisition” premium to acquire all the shares of the target institution. As a result, any purchase of shares not already owned by Capitol should be viewed as minority share purchases. For the minority shareholder’s view, the minority position will trade at a discount to majority positions to account for the lack of control. Based on historical evidence since 1980, implied minority discounts have ranged from 26% to 34%, depending on the degree of minority ownership. First California Southern ‘s position is 49%, and therefore should be discounted given the fact that no one shareholder outside of Capitol maintains more than a 5% ownership stake in the company. In addition, certain directors and officers of First California Southern are officers and/or directors of Capitol, and therefore would likely vote their shares in favor of Capitol. As a result, we believe Capitol maintains effective control over First California Southern with its 51% ownership stake. The degree of this control stake is small, and therefore would imply a lack of control discount on the low end. For the purposes of this opinion, we believe 20% is an appropriate discount.
     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange consideration offered in the Exchange is fair, from a financial point of view, to the shareholders of First California Southern Bancorp.
     Under the engagement letter, Howe Barnes provided financial advisory services and a financial fairness opinion in connection with the exchange, and First California Southern agreed to pay Howe Barnes a fee of $25,000 plus out-of-pocket expenses. In addition, First California Southern has agreed to indemnify Howe Barnes and its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws.

THE CLOSING
Effective Time
     The merger will be effective at 5:00 p.m., Pacific Time, on December ___, 2005, and will be closed as soon as possible after the vote at the meeting of First California Southern’s shareholders. If the Plan of Merger is approved at the special meeting of First California Southern’s Shareholders, as of the effective time, each outstanding share of First California Southern common stock will be automatically converted into the right to receive Capitol common stock according to the exchange ratio.
Shares Held by Capitol
     Shares of First California Southern common stock owned by Capitol since Capitol’s organization will be unaffected by the merger. Those shares will not be exchanged for any securities of Capitol or other consideration.
Procedures for Surrender of Certificates; Fractional Shares
     As soon as reasonably practicable after the effective date of the merger, Capitol or Capitol’s transfer agent will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your First California Southern stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.
     Commencing immediately after the effective time of the merger, upon surrender by you of your stock certificates representing First California Southern shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Capitol common stock into which those First California Southern shares have been converted, together with a cash payment in lieu of fractional shares, if any.
     After the effective date, each certificate that previously represented shares of First California Southern stock will represent only the right to receive the shares of Capitol common stock into which shares of First California Southern stock were converted in the merger, and the right to receive cash in lieu of fractional shares of Capitol common stock as described below.
     Until your First California Southern certificates are surrendered to Capitol or Capitol’s agent, you will not be paid any dividends or distributions on the Capitol common stock into which your First California Southern shares have been converted with a record date after the merger, and will not be paid cash in lieu of a fractional share. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Capitol common stock payable as described below will be paid to you without interest.
     First California Southern’s transfer books will be closed at the effective date of the merger and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of First California Southern stock that is not registered in the records of First California Southern has occurred, then, so long as the First California Southern stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of Capitol common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.
     No fractional share of Capitol common stock will be issued upon surrender of certificates previously representing First California Southern shares. Instead, Capitol will pay you an amount in cash determined by multiplying the fractional share interest to which you would otherwise be entitled by the Capitol share value used in determining the exchange ratio.

Fees and Expenses
     Whether or not the merger is completed, Capitol and First California Southern will each pay its own costs and expenses incurred in connection with the merger, including the costs of (a) the filing fees in connection with Capitol’s Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and “blue sky” laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.
Stock Market Listing
     Capitol will promptly prepare a listing application with respect to the maximum number of shares of Capitol common stock issuable to First California Southern shareholders in the merger, and Capitol must use reasonable best efforts to obtain approval for the listing of Capitol common shares on the New York Stock Exchange.
Amendment And Termination
     Capitol and First California Southern may amend or terminate the merger at any time before or after shareholder approval of the Plan of Merger. After shareholder approval of the merger, it may not be further amended without the approval of the shareholders.
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THE SPECIAL SHAREHOLDERS’ MEETING
Date, Time And Place
     The special shareholders’ meeting will be held on December ___, 2005 at First California Southern Bancorp, 1350 Rosecrans Street, San Diego, California at 3:00 p.m., local time.
Matters To Be Considered At The Special Shareholders’ Meeting
     At the special shareholders’ meeting, holders of First California Southern common stock will vote on whether to approve the Plan of Merger. See “The Merger”. Shareholders will also vote on the election of directors of First California Southern. See “Election of Directors”.
Record Date; Stock Entitled To Vote; Quorum
     Holders of record of First California Southern common stock at the close of business on November 15, 2005, the record date for the shareholders’ meeting, are entitled to receive notice of and to vote at the shareholders’ meeting. At October 31, 2005, 979,379 shares of First California Southern common stock were issued and outstanding and held by approximately 98 holders of record. Capitol held 499,484 shares of First California Southern common stock on that date and 479,895 shares were held by shareholders other than Capitol.
     A majority of the shares of the First California Southern common stock (excluding shares held by Capitol) entitled to vote on the record date must be represented in person or by proxy at the shareholders’ meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum of common stock is not represented at the shareholders’ meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of First California Southern common stock on the record date are each entitled to one vote per share with respect to approval of the Plan of Merger at First California Southern’s shareholders’ meeting.
     First California Southern does not expect any other matters to come before the shareholders’ meeting. However, if any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the meeting. First California Southern is not aware of any matters expected to be presented at the meeting other than as described in the notice of the meeting.
Votes Required
     Although approval of the Plan of Merger by an affirmative vote of a majority of the outstanding shares entitled to vote is all that is required by law, First California Southern and Capitol have agreed that approval of the Plan of Merger will require the affirmative vote of a majority of the shares of First California Southern common stock outstanding on the record date, excluding the 51% of First California Southern’s shares held by Capitol. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the Plan of Merger.
Share Ownership Of Management
     As of the close of business on October 31, 2005, the directors and executive officers of First California Southern and their affiliates were entitled to vote approximately 46,100 shares of First California Southern common stock. These shares represent approximately 4.71% of the outstanding shares of First California Southern common stock and 9.61% of First California Southern’s shares held by shareholders other than Capitol. The directors and executive officers of First California Southern have indicated that they currently intend to vote their shares of First California Southern common stock in favor of the Plan of Merger.

Voting Of Proxies
Submitting Proxies
     You may vote by attending the shareholders’ meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted FOR the Plan of Merger at the shareholders’ meeting.
     If your shares are held in the name of a trustee, bank, broker or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the shareholders’ meeting.
     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of First California Southern stock will be mailed by Capitol to former First California Southern shareholders shortly after the merger is effective.
Revoking Proxies
     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the shareholders’ meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the president of First California Southern, by a later-dated proxy signed and returned by mail or by attending the shareholders’ meeting and voting in person. Attendance at First California Southern’s special shareholders’ meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the shareholders’ meeting to:
First California Southern Bancorp
1350 Rosecrans Street
San Diego, California 92106
Attn: Scott Andrews, President and Chief Operating Officer
     If you require assistance in changing or revoking a proxy, you should contact Cristin Reid English at the address above or at phone number (517) 487-6555.
General Information
     Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the shareholders’ meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the Plan of Merger.
     Abstentions may be specified on all proposals. If you submit a proxy with an abstention, you will be treated as present at the shareholders’ meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the Plan of Merger.
Solicitation of Proxies; Expenses
     Capitol or First California Southern will pay the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of First California Southern may also solicit proxies from shareholders by telephone, telecopy, telegram or in person.

COMPARISON OF SHAREHOLDER RIGHTS
     As a result of the merger, holders of shares of First California Southern stock will become holders of shares of Capitol common stock. This comparison of shareholder rights is not intended to be complete and is qualified by reference to the California Revised Statutes, as well as to First California Southern’s articles of incorporation and by-laws and the Michigan Business Corporation Act as well as to Capitol’s articles of incorporation and by-laws, (copies of which are on file with the SEC).
     The following summary compares various rights, privileges and restrictions applicable to shareholders of First California Southern and Capitol:

	First California Southern	Capitol
Authorized Capital Stock	25,000,000	50,000,000
Preemptive Rights	None	None
Quorum Requirements	Majority	Majority
Annual Meetings of Shareholders	Called by Board	Called by CEO, majority of the Board or shareholders representing 25% of the shares entitled to vote
Stockholder Action by Written Consent	Yes, by majority	Yes, if unanimous
Inspection of Voting List of Shareholders	Inspector may be appointed by the Board, by the person presiding at shareholders' meeting or by the request of a shareholder	Inspector may be appointed by the Board, by the person presiding at shareholders' meeting or by the request of a shareholder
Classification of the Board of Directors	No	No
Election of the Board of Directors	Annually by shareholders	Annually by shareholders
Cumulative Voting	Yes	No
Number of Directors	5-9	5-25
Removal of Directors	By a majority of the outstanding shares of stock	By a majority of the outstanding shares of stock
Vacancies on the Board of Directors	May be filled by a majority of the Board of Directors	May be filled by a majority of the Board of Directors
Liability of Directors	Eliminated to the fullest extent provided by law	Eliminated to the fullest extent provided by law
Indemnification of Directors, Officers, Employees or Agents	Yes	Yes
Amendments to Articles of Incorporation	By a majority of the outstanding shares	By a majority of the outstanding shares
Amendments to Bylaws	By a majority of the outstanding shares or a majority of directors	By majority of directors
Appraisal/Dissenters’ Rights	Yes	No

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL
     Capitol’s Articles of Incorporation, as amended to date, authorize the issuance of up to 50,000,000 shares of common stock, without par value. Capitol’s articles of incorporation do not authorize the issuance of any other class of stock. As of October 15, 2005, 15,231,233 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol’s common stock.
     Michigan law allows Capitol’s board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.
     Capitol’s board of directors has authorized the issuance of the shares of common stock as described in this proxy statement/prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.
     The following summary of the terms and provisions of the common stock does not purport to be complete and is qualified in its entirety by reference to Capitol’s articles of incorporation, as amended, a copy of which is on file with the SEC, and to the Michigan Business Corporation Act (“MBCA”).
Rights of Common Stock
     All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol’s board of directors out of funds legally available. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation’s total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.
Shares Available for Issuance
     The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol’s stock option program.
     Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol’s shareholders. As noted, Capitol’s shareholders have no preemptive rights to subscribe to newly issued shares.
     Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol. Although Capitol does not currently contemplate taking that action, shares of Capitol common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

Capitol’s Preferred Securities
     Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the New York Stock Exchange under the symbol “CBCPrA”). Capitol also has additional trust-preferred securities which were privately placed. Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol’s right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol’s common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol’s obligation under the debentures, the preferred securities and the guarantee approximates $103.3 million at an average interest rate currently approximating 7% per annum, payable quarterly.
Anti-Takeover Provisions
     In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:
     Control Share Acquisitions. The MBCA contains an article intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of “control shares” of large public Michigan corporations.
     The act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under that act, an acquirer may not vote “control shares” unless the corporation’s disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.
     The act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the act confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person.
     The act applies only to an “issuing public corporation.” Capitol falls within the statutory definition of an “issuing public corporation.” The act automatically applies to any “issuing public corporation” unless the corporation “opts out” of the statute by so providing in its articles of incorporation or bylaws. Capitol has not “opted out” of the provisions of the act.
     Fair Price Act. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a “business combination.” The act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     As of January 31, 2005, Capitol’s management beneficially owned (including immediately exercisable stock options and warrants) control of approximately 27.16% of Capitol’s outstanding common stock. It is now unknown what percentage will be owned by management upon completion of the merger. If management’s shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.
     The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.
     The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.
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WHERE YOU CAN FIND MORE INFORMATION
     Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to First California Southern shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of First California Southern for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
     In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room	Chicago Regional Office
100 F Street	Citicorp Center
Washington, D.C. 20549	500 West Madison Street
Suite 1400
Chicago, Illinois 60661-2511
     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
     The SEC allows Capitol to “incorporate by reference” the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. Capitol incorporates by reference the following documents that have been filed with the SEC:

Capitol Bancorp Ltd. SEC Filings
(File No. 0-18461)		Period
•	Current Report on Form 8-K	Filed October 25, 2005
•	Current Report on Form 8-K	Filed October 19, 2005
•	Quarterly Report on Form 10-Q	Period ended September 30, 2005
•	Quarterly Report on Form 10-Q	Period ended June 30, 2005
•	Quarterly Report on Form 10-Q	Period ended March 31, 2005
•	Proxy Statement on Schedule 14A	Annual Meeting held May 5, 2005
•	Annual Report on Form 10-K	Year Ended December 31, 2004
•	Registration Statement on Form 8-A filed April 19, 1990	Filed April 19, 1990

     In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this proxy statement/prospectus.
     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY ___, 2005 TO RECEIVE THEM BEFORE THE SHAREHOLDERS’ MEETING. If you request exhibits to any incorporated documents from us, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after Capitol receives your request.
     No one has been authorized to give any information or make any representation about First California Southern, Capitol or the merger, that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.
     If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.
     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about First California Southern has been supplied by First California Southern.
LEGAL MATTERS
     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this proxy statement/prospectus will be passed upon for Capitol by Brian English, Capitol’s General Counsel. Certain federal income tax matters relating to the merger will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.
EXPERTS
     The consolidated financial statements of Capitol and management’s assessments of internal control over financial reporting as of December 31, 2004 incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports and incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of First California Southern Bancorp attached to this proxy statement/prospectus as Annex C have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods stated in their report, which is attached as part of Annex C, and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

ANNEX A
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is entered into effective November 17, 2005 by and between Capitol Bancorp Limited, a Michigan corporation (“Capitol”) and First California Southern Bancorp, a California corporation (“First California Southern”).
BACKGROUND
     A. First California Southern is a California corporation which commenced the business of banking October 14, 2003.
     B. Capitol is the holder of 499,484 shares of the duly issued and outstanding common stock of First California Southern (“First California Southern common stock”).
     C. First California Southern’s common stock is privately held and not traded in any public market.
     D. Capitol’s common stock (“Capitol common stock”) is traded on the New York Stock Exchange.
     E. The Boards of Directors of Capitol and First California Southern have adopted this Agreement and determined that it is advisable, desirable and in the best interests of the parties for First California Southern to merge with and into Capitol (the “Merger”), with Capitol as the surviving corporation (the “Surviving Corporation”), in the manner and upon the terms and conditions set forth below and with the effects provided pursuant to the applicable provisions of the Michigan Business Corporation Act, as amendment (the “MBCA”) and the California General Corporation Law, as amended (“CGCL”).
     F. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereby agree as follows:
TERMS AND CONDITIONS
ARTICLE 1 - THE MERGER
     1.1 Merger. Subject to the terms and conditions of this Agreement and pursuant to applicable law, at the Effective Time (as hereinafter defined), (i) First California Southern shall be merged with and into Capitol pursuant to the terms and conditions set forth herein, (ii) the separate corporate existence of First California Southern shall cease, and (iii) Capitol as the Surviving Corporation shall continue to be governed by the laws of the State of Michigan. This Agreement is intended to constitute the “plan of merger” contemplated by Section 701 of the MBCA, and the “agreement of merger” contemplated by Section 1101 of the CGCL.
     1.2 Effective Time. As soon as practicable after each of the conditions set forth in Article 3 hereof has been satisfied or waived, First California Southern and Capitol will file, or cause to be filed, a certificate of merger with the appropriate authorities of California and Michigan, respectively, for the Merger, which certificate of merger shall be in the form required by and executed in accordance with the provisions of applicable law. The Merger shall become effective at the time and date which the certificate of merger is filed with the appropriate authorities of Michigan (the “Effective Time”), which shall be immediately following the Closing (as defined below) and on the same day as the Closing if practicable, or at such other date and time as may be agreed to by the parties and specified in the certificate of merger in accordance with applicable law.

     1.3 Surviving Corporation in the Merger.
          (a) The name of the Surviving Corporation in the Merger shall be “Capitol Bancorp Ltd.” At the Effective Time, the headquarters and principal executive offices of Capitol immediately prior to the Effective Time shall be the headquarters and principal executive offices of the Surviving Corporation.
          (b) At the Effective Time, the Articles of Incorporation of Capitol, as then in effect, shall be the Articles of Incorporation of the Surviving Corporation until amended as provided therein or as otherwise permitted by the MBCA.
          (c) At the Effective Time, the Bylaws of Capitol as then in effect shall be the Bylaws of the Surviving Corporation until amended as provided therein or as otherwise permitted by the MBCA.
          (d) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Capitol immediately prior to the Effective Time.
     1.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCA and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and franchises of Capitol and of First California Southern and all of the property (real, personal and mixed) of Capitol and of First California Southern and all debts due to either Capitol or First California Southern on any account, and all choses in action, and every other interest of or belonging to or due to either Capitol or First California Southern, will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Capitol and of First California Southern shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities, obligations, restrictions, disabilities and duties had been incurred or contracted by the Surviving Corporation. The title to any real estate or any interest therein vested, by deed or otherwise, in Capitol or First California Southern shall not revert or in any way become impaired by reason of the Merger.
     1.5 First California Southern Shareholders’ Meeting. First California Southern shall, at the earliest practicable date, hold a meeting of its shareholders to submit this Agreement for adoption by its shareholders (other than Capitol) (the “Shareholders’ Meeting”). The affirmative vote of a majority of the issued and outstanding shares of First California Southern Common Stock entitled to vote (other than those shares held by Capitol) shall be required for such adoption.
     1.6 Registration Statement; Proxy Statement/Prospectus.
          (a) For the purposes of registering with the Securities and Exchange Commission (“SEC”) and with applicable state securities authorities the Capitol common stock to be issued to holders of First California Southern common stock in connection with the Merger, the parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, is referred to herein as the “Registration Statement”), including the Proxy Statement/Prospectus satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder (such Proxy Statement/Prospectus, together with any and all amendments or supplements thereto, is referred to herein as the “Proxy Statement/Prospectus”).
          (b) First California Southern shall furnish such information concerning First California Southern as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to First California Southern, to comply with Section 1.6(a) hereof. First California Southern agrees promptly to advise Capitol if at any time before the Shareholders’ Meeting any information provided by First California Southern in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. First California Southern shall furnish Capitol with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus, insofar as it relates to First California Southern, to comply with Section 1.6(a) hereof.

          (c) Capitol shall promptly file the Registration Statement with the SEC. First California Southern and Capitol shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act at the earliest practicable date.
     1.7 Closing. If (i) this Agreement has been duly approved by the shareholders of First California Southern (other than Capitol), and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the “Closing”) shall take place as promptly as practicable thereafter at Capitol’s offices located at 200 Washington Square North, 4th Floor, Lansing, Michigan 48933, or at such other place as the parties agree. The Closing will take place within 30 days after the satisfaction or waiver of all conditions and/or obligations precedent to the Closing contained in Article 3 of this Agreement, or at such other time as the parties agree.
     1.8 Tax Consequences; Accounting Treatment. It is intended that (i) the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.
ARTICLE 2 — MANNER OF EXCHANGING SHARES
     2.1 Conversion of Shares.
          (a) At the Effective Time, all shares of First California Southern common stock then held by Capitol shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore.
          (b) At the Effective Time, by virtue of the Merger and without any further action on the part of Capitol, First California Southern or any shareholder of First California Southern, each share of First California Southern common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of Capitol common stock determined by dividing: (i) $15.00, the share value of First California Southern’s common stock by (ii) $34.686818, (the average of the closing prices of Capitol’s common stock for the 30-day period ended November 17, 2005, as reported by the New York Stock Exchange).
          (c) Following the Effective Time, each certificate previously representing any shares of First California Southern common stock (“First California Southern Common Certificate”) shall cease to represent shares of First California Southern common stock and shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Capitol common stock, and (ii) cash in lieu of fractional shares, in each case, into which the shares of First California Southern common stock represented by such First California Southern Common Certificate have been converted pursuant to this Section 2.1 and Section 2.3, respectively. Certificates previously representing shares of First California Southern common stock shall be exchanged for a certificate representing the number of whole shares of Capitol common stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such First California Southern Common Certificates in accordance with Section 2.3, without any interest thereon.
          (d) At and after the Effective Time, each share of Capitol common stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Capitol common stock and shall not be affected by the Merger.
          (e) At the Effective Time, each option granted by First California Southern to purchase shares of First California Southern common stock that is outstanding and unexercised immediately prior thereto shall be canceled and extinguished.
     2.2 Manner of the Exchange. As promptly as practicable after the Effective Time, Capitol will send to each former shareholder of record of First California Southern immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder’s First California Southern Common Certificates for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a First California Southern shareholder shall be entitled to receive in exchange for such shareholder’s shares of First California Southern common stock, and any dividends paid on any shares of Capitol common stock, that such shareholder shall be entitled to receive prior to the delivery to Capitol of such shareholder’s certificates representing all of such shareholder’s shares of First California Southern common stock will be delivered to such shareholder only upon delivery to Capitol of the certificates representing all of such shares (or indemnity satisfactory to Capitol, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.
     2.3 No Fractional Shares. No certificates or scrip for fractional shares of Capitol common stock will be issued. In lieu thereof, Capitol will pay the value of such fractional shares an amount of cash determined by multiplying (i) $34.686818, (the average of the closing prices of Capitol’s common stock for the 30-day period ended November 17, 2005, as reported by the New York Stock Exchange) by (ii) the fraction of a Capitol share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled to receive pursuant to Section 2.1 of this Agreement.
     2.4 Dividends. No dividend or other distribution payable to the holders of record of Capitol common stock at or as of any time after the Effective Time shall be paid to the holder of any First California Southern Common Certificate representing shares of First California Southern common stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).
ARTICLE 3 - CONDITIONS PRECEDENT
     3.1 Conditions to the Parties Obligations. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) a majority of the common stock of First California Southern (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Agreement at the Shareholders’ Meeting;
          (b) the SEC shall have declared effective the Registration Statement registering the shares of stock of Capitol common stock to be issued in the Merger;
          (c) the Board of Directors of First California Southern shall have secured the opinion of a recognized firm of financial advisors that the Merger is fair from a financial point of view to the shareholders of First California Southern; and
          (d) Miller, Canfield, Paddock and Stone, P.L.C., shall have issued its legal opinion that the Merger will constitute a reorganization within the means of Section 368 of the Internal Revenue Code of 1986, as amended, and that the Merger will not be a taxable event to the shareholders of First California Southern (except to the extent of cash received in lieu of fractional shares).
ARTICLE 4 - MODIFICATIONS — TERMINATION
     Subject to the limitations of the applicable laws of the State of Michigan and the State of California, this Agreement may be amended, modified or abandoned at any time prior to the Effective Time by action of the Board of Directors of each of the parties hereto.

     IN WITNESS WHEREOF, First California Southern and Capitol have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

First California Southern:		Capitol:

FIRST CALIFORNIA SOUTHERN BANCORP		CAPITOL BANCORP LIMITED

By:	/s/ Scott Andrews	By:	/s/ Joseph D. Reid

Name:	Scott Andrews	Name:	Joseph D. Reid

Title:	Chief Operating Officer and President	Title:	Chairman and Chief Executive Officer

ANNEX B
November 23, 2005
Board of Directors
First California Southern Bancorp
1350 Rosecrans Street
San Diego, California 92106
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of First California Southern Bancorp (“FCSB”) regarding the approved Plan of Share Exchange (the “Exchange”) that contemplates the exchange of the shares of FCSB common stock held by all shareholders other than Capitol Bancorp Limited (“Capitol” or “CBC”) with shares of Capitol.
Pursuant to the Prospectus filed by Capitol, Capitol is offering to exchange each issued and outstanding share of FCSB common stock for shares of Capitol’s common stock. It is our understanding that Capitol, at October 31, 2005, currently maintains a 51.0% controlling interest in FCSB’s common stock. Under the terms of the offer, holders of FCSB common stock will receive an exchange value of $15.00 worth of Capitol common stock, which represents approximately 176% of the fully-diluted book value of FCSB as of September 30, 2005. Based upon the average closing price of Capitol’s common stock for the 30-day period ended November 17, 2005, which was $34.686818, a holder of FCSB common stock would receive approximately 0.432441 shares of Capitol common stock for each share of FCSB common stock.
Howe Barnes Investments’ (“Howe Barnes”) opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange consideration to the holders of First California Southern Bancorp common stock and does not address FCSB’s underlying business decision to proceed with the Exchange, nor does it express an opinion as to the prices at which shares of Capitol Bancorp Limited common stock issued in the Exchange may trade if and when they are issued or at any future time. The opinion is directed only to the Exchange consideration and does not constitute a recommendation to any holder of First California Southern Bancorp common stock as to how such holder should vote with respect to the proposed Exchange. Howe Barnes, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The FCSB Board of Directors selected Howe Barnes on the basis of its familiarity with the financial services industry, its qualifications, ability, and its reputation with respect to such matters.

For purposes of its opinion in connection with its review of the proposed Exchange, Howe Barnes, among other things:
1.	Participated in discussions with representatives of Capitol and FCSB concerning Capitol’s and FCSB’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

2.	Reviewed the terms of the proposed share Exchange attached to the Prospectus;

3.	Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Capitol and FCSB, including those included in FCSB’s Annual Call Reports for the past two years and the Quarterly Call Reports for the past two quarters as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

4.	Reviewed certain financial forecasts and projections of FCSB, prepared by its management team;

5.	Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Capitol and FCSB with certain members of management;

6.	Reviewed reported market prices and historical trading activity of Capitol’s common stock;

7.	Reviewed certain aspects of the financial performance of Capitol and FCSB and compared such financial performance of Capitol and FCSB, together with stock market data relating to Capitol’s common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

8.	Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.
In conducting its review and rendering its opinion dated the date hereof, Howe Barnes assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that had been provided to Howe Barnes by FCSB, Capitol, and their respective representatives, and of the publicly available information that was reviewed by Howe Barnes. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of FCSB and Capitol at as of the dates in the financial statements reviewed above are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and did not conduct a physical inspection of any of the properties or facilities of FCSB, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of FCSB, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Howe Barnes’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.
Based upon the terms of the Exchange filed in the Prospectus, Howe Barnes has assumed the following terms in rendering our opinion:
Howe Barnes assumes that all 66,000 FCSB options are exercised at a price of $10.00 per share.

Consideration (CBC)	100	% stock
Percent of outstanding FCSB common stock not owned by CBC	49.00%

Total purchase price if all FCSB shares are exchanged (including options)	$8,188,436
Number of shares of FCSB stock outstanding	979,379
Number of diluted shares of FCSB stock outstanding	1,045,379
Number of common shares of FCSB not owned by CBC	479,895
Number of options of FCSB outstanding	66,000
Number of diluted shares of FCSB not owned by CBC	545,895

FCSB Common Equity as of September 30, 2005 (in $1,000’s)	$8,364
FCSB Diluted Equity as of September 30, 2005 (in $1,000’s)	$9,024
FCSB Equity per Share (Book Value) as of September 30, 2005	$8.54

Purchase price per FCSB share	$15.00
Exchange Ratio	0.432441
CBC per share price*	$34.686818
Number of new CBC shares issued if all FCSB common shares are exchanged	207,526
Number of new CBC shares issued if all FCSB shares are exchanged, assuming exercise of all FCSB stock options	236,067

*	average of CBC closing price for the 30-day period ended November 17, 2005

Based upon these terms provided, as well as the financial information of FCSB as of September 30, 2005, Howe Barnes has calculated the following pricing ratios as they relate to the Exchange of FCSB common stock for Capitol common stock:

Exchange price / total equity	1.76x
Exchange price / trailing twelve months earnings	Not meaningful (loss)
Exchange price / expected 2006 earnings	56.07x
The “exchange price / 2006 estimated earnings” ratio was calculated based upon Howe Barnes’ expectations only. Howe Barnes forecasted estimated earnings for 2006 and beyond based on our due diligence and conversations with management. The purpose of including this pricing multiple in addition to the more traditional “trailing twelve months” multiple was to normalize FCSB’s earnings to show what a multiple would be once the company turned profitable, which is expected in 2006.
     In rendering its opinion, Howe Barnes considered results of analysis in the following four sections:

Section I. Comparable Publicly Traded Company Analysis
Howe Barnes compared the Exchange pricing ratios against those of certain publicly traded financial institutions. We reviewed the median ratios of groups of institutions we deemed similar to FCSB in terms of geographic location, asset size, profitability, and capitalization. From this data we constructed two comparable groups. The first group consisted of all publicly traded banks with assets less than $250 million that were headquartered in Southern California (32 institutions). The second group is a subset of the first group, but included only banks that had a return on average assets (“ROAA”) of less than 1.0% and a return on average equity (“ROAE”) of less than 10.0% over the last twelve months (26 institutions). The second subset also includes banks that have a negative ROAA or ROAE. The rationale for using the second group of banks is that FCSB is still a relatively new bank holding company that continues to operate at a net loss (through September 30, 2005). Banks that are profitable tend to trade at higher multiples of book value than unprofitable institutions. While many of these institutions have maintained operations longer than FCSB, we believe they still represent the closest comparable group of peers for this analysis.
The price-to-book and price-to-LTM earnings median values of each group were used so as to account for extreme values on the high and low side. In addition, the median values were discounted by 20% to reflect the illiquidity of the common stock (the rationale for the discount is discussed in detail in the following pages). These median and adjusted median values were then compared with the Exchange ratios of the minority shares of FCSB by CBC.
Price-to-Book

Groups
Southern CA banks w/
	Southern CA banks	assets < $250, ROAA <
	w/ assets < $250m	1.0% & ROAE < 10.0%
High	3.93x	3.56x
Low	1.12x	1.12x
Mean	2.02x	1.86x
Median	1.87x	1.71x
Discount	20%	20%
Adjusted Median	1.49x	1.37x
CBC — FCSB Transaction		1.76x
Price-to-LTM Earnings

Groups
Southern CA banks w/
	Southern CA banks	assets < $250, ROAA <
	w/ assets < $250m	1.0% & ROAE < 10.0%
High	33.93x	30.21x
Low	12.38x	12.38x
Mean	20.88x	19.76x
Median	19.16x	18.26x
Discount	20%	20%
Adjusted Median	15.33x	14.61x
CBC — FCSB Transaction		Not meaningful (loss)
CBC — FCSB Transaction
Price / 2006 estimated earnings		56.07x

In both instances above, shareholders of FCSB are receiving higher premiums than what group medians would show. On a price-to-book basis, FCSB shareholders are receiving 1.76x stated book compared to discounted medians of 1.49x and 1.37x. Likewise, on a price-to-earnings basis, FCSB shareholders are receiving a significantly higher multiple than group medians considering the company is not expected to turn a profit until 2006.
Section II. Merger and Acquisition Transactions Analysis
Howe Barnes reviewed the statistics of historical bank and thrift merger and acquisition transactions. The methodology was used to compare the pricing ratios of merger and acquisition transactions to the ratios in the proposed Exchange. Howe Barnes used three groups of merger and acquisition transactions to compare pricing ratios with those in the Exchange of the remaining shares of FCSB by Capitol. The three groups were as follows:
Group #1 consisted of:
•	15 transactions

•	Selling banks located in the states of California, Arizona, and Nevada

•	Selling banks whose total assets were less than $250 million

•	Transactions announced since January 1, 2004

•	Pending and completed transactions
Group #2 consisted of:
•	83 transactions

•	Selling banks located nationwide

•	Selling banks whose total assets were less than $250 million

•	Selling banks whose Return on Average Assets was less than 0.50% and Return on Average Equity was less than 10.0%

•	Transactions announced since January 1, 2004

•	Pending and completed transactions
Group #3 consisted of:
•	258 transactions

•	Selling banks located nationwide

•	Total assets of the selling banks were less than $250 million

•	Transactions announced since January 1, 2004

•	Pending and completed transactions
No company or transaction used in the above analyses as a comparison was identical to FCSB, Capitol, or the proposed Exchange. Accordingly, an analysis of the results of the foregoing was not strictly mathematical; rather, it involved complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they were being compared. In addition, it should be noted that none of Capitol’s previous acquisitions of minority positions of banks were included in any of the groups.
The high, low, mean, and median values of each of the three groups are shown in the tables below for two different pricing ratios. The median value of each is highlighted to account for extreme values on the high and low side of the comparable transactions.
In addition, given the unique ownership structure of FCSB, in that Capitol maintains “effective control” with 51% ownership, the median values are discounted by 20%. This discount is applied to reflect lack of “effective control” held by FCSB shareholders (the rationale for the discount is discussed in detail in the following pages). These median and adjusted median values were then compared to the Exchange ratios of the minority shares of FCSB by CBC.
Exchange price-to-book value

Groups
	#1	#2	#3
High	3.22x	4.66x	5.29x
Low	1.42x	0.55x	0.55x
Mean	2.26x	1.70x	2.05x
Median	2.20x	1.61x	1.94x
Discount	20%	20%	20%
Adjusted Median	1.76x	1.29x	1.55x
CBC — FCSB Transaction	1.76x
Exchange price-to-trailing twelve months’ earnings

Groups
	#1	#2	#3
High	41.97x	67.13x	67.13x
Low	9.52x	10.89x	7.53x
Mean	23.15x	41.75x	26.89x
Median	20.00x	40.96x	23.32x
Discount	20%	20%	20%
Adjusted Median	16.00x	32.77x	18.66x
CBC — FCSB Transaction	Not meaningful (loss)
CBC — FCSB Transaction
Price / 2006 estimated earnings	56.07x
In addition, while Howe Barnes believes that an analysis of consideration paid for acquisitions of banks and thrifts with characteristics similar to FCSB is relevant for these purposes, Howe Barnes emphasizes that the proposed exchange is not a transaction through which control of the subject company passes from one shareholder or group of shareholders to another shareholder or group of shareholders. Thus, in rendering its opinion, Howe Barnes places less emphasis on this aspect of its analysis than it would if the proposed transaction were a full change of control merger or acquisition.
Section III. Discounted Cash Flow Analysis
Using discounted cash flow analysis, we estimated the future dividend streams that FCSB could produce over the period from October 1, 2005 through December 31, 2010, assuming annual asset growth rates and further assumed FCSB performed in accordance with recent historical trends and the future outlook of FCSB’s management. We calculated values as perpetuity with near and long term asset growth rates between 15% and 25%. In addition, we lowered FCSB’s efficiency ratio gradually each year between 2006 and 2010 to account for the company’s expected economies of scale that typically coincides with asset and loan growth. The cash flow streams and terminal value were discounted to present values using discount rates which reflect different assumptions regarding the required rates of return to holders of FCSB common stock. We then estimated a range of terminal multiples to estimated fiscal year-end 2010 net income. The range of terminal multiples was chosen based upon past and current multiples of comparable publicly traded banks in the Western United States, as well as nationwide (see previous analysis in Section I). A summary of our key assumptions is included as follows:

	Short Term	Long Term	Discount	Terminal
	Growth Rate	Growth Rate	Rate	Multiples
High	25%	10%-15%	18%	21.0x
Low	25%	10%-15%	14%	17.0x
     The calculated range results of the discounted cash flow analysis is presented in the table below. Whereas in the analysis above, we reduced the calculated results by 20%, in the discounted cash flow analysis, we simply increased the discount rate to account for the illiquidity of FCSB’s common stock. The discount rate in a discounted cash flow analysis represents the rate of return required by the holders of FCSB’s common stock, a shareholder. Given the lack of liquidity in the company’s stock, we deemed it appropriate to increase this discount rate as shareholders would require a higher rate of return than if FCSB were highly liquid. Therefore, in the analysis in this section, the discount rate used is roughly 15% to 20% higher than the common stock of FCSB were highly liquid.
Calculated Values

			% not
	Total Value of		owned by		Calculated
	FCSB		CBC		Value

High ($000s)	$14,154	x	49.0%	=	$6,935
Low ($000s)	$8,868	x	49.0%	=	$4,345
Mean ($000)	$11,362	x	49.0%	=	$5,567
Median ($000s)	$11,336	x	49.0%	=	$5,555
CBC — FCSB Transaction Value				=	$8,188

Section IV. Additional Factors
As mentioned above, Howe Barnes applied a 20% discount due to the illiquidity of FCSB’s common stock to the public company analysis and to the discounted cash flow analysis. Likewise, a 20% discount was applied to the M&A transaction analysis to account for the minority position of FCSB’s shareholders. The rational for this discount includes:
Illiquidity Discount – In valuing an ownership interest in a privately held company, we must address the fact of how quickly this ownership interest can be converted into cash. FCSB’s common stock currently does not, or has never traded on the NYSE, NASDAQ, AMEX, or any other major exchange, or on the Over-The-Counter Bulletin Board. As a result, it is much more illiquid than any other small community bank whose shares are tradable on any exchange, or through the over-the-counter market. As a result, an illiquidity discount must be factored into our previous valuation of FCSB to reflect the fact that there is no readily available market in which an investor could sell shares. The size of the illiquidity discount is determined largely by three factors: the size of the bank, the type and quality of the bank’s assets, and the magnitude and predictability of the bank’s future cash flows. A variety of studies have been done to quantify this discount for the lack of marketability in a common stock. The bulk of the historical estimates of marketability or illiquidity discounts appear to lie within the range of 20% to 50%, depending on the factors mentioned above. Given the brief historical performance of FCSB, its high credit quality, and future growth prospects, we would typically assume a discount of FCSB’s initial valuation at the lower end of the illiquidity discount range. However, FCSB has yet to experience a profitable quarter and continues to operate with net losses. While we believe the earning trends show that there is a high likelihood of the company becoming profitable in 2006, a higher discount should be applied given its historical results. Therefore, we believe a discount of at least 20% should be applied to reflect the illiquidity of the stock of an unprofitable institution such as FCSB.
Minority, or Lack of Control Discount – Capitol currently owns 51% of the common shares of FCSB, and thus maintains “effective control” of the decisions of the Board of Directors, and therefore, the major decisions of the bank. By comparison, no other one shareholder of FCSB owns more than 5% of the outstanding common stock of FCSB. In typical acquisitions, the purchasing entity will pay a “change of control,” or “acquisition” premium to acquire all the shares of the target institution. As a result, any purchase of shares not already owned by Capitol should be viewed as minority share purchases. For the minority shareholder’s view, the minority position will trade at a discount to majority positions to account for the lack of control. Based on historical evidence since 1980, implied minority discounts have ranged from 26% to 34%, depending on the degree of minority ownership. FCSB’s position is 49%, and therefore should be discounted given the fact that no one shareholder outside of Capitol maintains more than a 5% ownership stake in the company. In addition, certain directors and officers of FCSB are officers and/or directors of Capitol, and therefore would likely vote their shares in favor of Capitol. As a result, we believe Capitol maintains effective control over FCSB with its 51% ownership stake. The degree of this control stake is small, and therefore would imply a lack of control discount on the low end. For the purposes of this opinion, we believe 20% is an appropriate discount.

Conclusion
The foregoing is a summary of the material financial analyses performed by Howe Barnes and presented to the First California Southern Bancorp Board of Directors, but does not purport to be a complete description of the analyses performed by Howe Barnes. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Howe Barnes did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes’s opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes’ view of the actual value of FCSB. None of the analysis conducted by Howe Barnes failed to support its ultimate determination that the Exchange consideration was fair to Capitol’s shareholders from a financial point of view.
In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of FCSB and Capitol. The analyses performed by Howe Barnes are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Howe Barnes’ analysis of the fairness of the Exchange consideration, from a financial point of view, to the holders of FCSB common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange consideration offered in the Exchange is fair, from a financial point of view, to the shareholders of First California Southern Bancorp.

Sincerely, Howe Barnes Investments, Inc. /s/ Thomas J. Maier Thomas J. Maier First Vice President and Managing Director

ANNEX C
FINANCIAL INFORMATION REGARDING FIRST CALIFORNIA SOUTHERN BANCORP

Management’s discussion and analysis of financial condition and results of operations	C-2

Condensed interim consolidated financial statements as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 (unaudited)	C-4

Audited consolidated financial statements as of December 31, 2004 and 2003 and for the periods ended December 31, 2004 and 2003	C-12

Management’s Discussion and Analysis of Financial Condition
and Results of Operations
First California Southern Bancorp
Periods Ended September 30, 2005 and 2004 and
December 31, 2004 and 2003
Financial Condition
First California Southern Bancorp (the “Corporation”) is engaged in commercial banking activities through its subsidiaries (collectively, the “Banks”), Bank of Escondido and Point Loma Community Bank, which are 51%-owned by the Corporation. The Corporation’s Banks provide a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in their communities.
Total assets approximated $103 million at September 30, 2005, an increase from $72 million at December 31, 2004. Total assets approximated $28 million at year-end 2003. Increased assets resulted mainly from higher levels of portfolio loans at the Banks, funded by growth in deposits.
Total portfolio loans approximated $64 million at September 30, 2005, an increase from the $42 million level at December 31, 2004. At December 31, 2003, total portfolio loans approximated $9 million. Commercial loans approximated 95% of total portfolio loans at September 30, 2005 consistent with the Banks’ emphasis on commercial lending activities.
The allowance for loan losses at September 30, 2005 approximated $716,000 or 1.12% of total portfolio loans, compared to the December 31, 2004 ratio of 1.05% and 1.29% at December 31, 2003.
The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.
Total deposits approximated $86 million at September 30, 2005, an increase of approximately $31 million from the $55 million level at December 31, 2004. Deposits at December 31, 2003 were approximately $16 million.
The Banks seek to obtain noninterest-bearing deposits as a means to reduce their cost of funds. Noninterest-bearing deposits approximated $33 million at September 30, 2005 or about 39% of total deposits, an increase of approximately $12 million from December 31, 2004. Noninterest-bearing deposits increased approximately $14 million in 2003. Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.
Stockholders’ equity approximated $8 million at September 30, 2005 or approximately 8% of total assets. Capital adequacy is discussed elsewhere in this narrative.
Results of Operations
Net loss for the nine months ended September 30, 2005 approximated $255,000, compared with net loss of approximately $506,000 in the corresponding 2004 period. Net loss for the year ended December 31, 2004 approximated $618,000, compared with a net loss of approximately $545,000 for the year ended December 31, 2003. The large net losses in 2004 and 2003 were primarily related to the start-up of Point Loma Community Bank (in 2004) and Bank of Escondido (in 2003).
The principal source of operating revenues is interest income. Total interest income for the nine months ended September 30, 2005 approximated $3.9 million, compared with $1.3 million for the nine-month 2004 period. Total interest income for the year ended December 31, 2004 approximated $2.2 million, compared with $181,000 for the period ended December 31, 2003. The increase in interest income relates primarily to the larger loan portfolio.
Total interest expense approximated $673,000 for the nine months ended September 30, 2005 and $158,000 for the nine-month 2004 period. For the year ended December 31, 2004, total interest expense approximated $281,000, compared with $9,000 in 2003.

Net interest income approximated $3.2 million for the nine months ended September 30, 2005, compared with $1.2 million for the 2004 corresponding period. Net interest income for the year ended December 31, 2004 approximated $1.9 million, compared with $71,000 in 2003.
The provision for loan losses was $278,000 for the nine months ended September 30, 2005, compared with $215,000 in the corresponding 2004 period. The provision for loan losses was $318,000 for the year ended December 31, 2004 and $120,000 for the period ended December 31, 2003. The provisions for loan losses for these periods related primarily to portfolio loan growth. The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management’s analysis of allowance requirements, as discussed previously. Through September 30, 2005, the Corporation’s Banks incurred no loan charge-offs.
Total noninterest income approximated $225,000 for the nine months ended September 30, 2005, compared with $68,000 for the corresponding 2004 period, a significant increase, primarily resulting from gains on sale of government guaranteed loans. Noninterest income for the year ended December 31, 2004 approximated $85,000, a significant increase from the $5,000 in 2003. Noninterest income in 2004, and in the interim 2005 period, increased significantly due to mortgage loan fees which were not previously a significant revenue source for the Banks.
Total noninterest expense approximated $3.6 million for the nine months ended September 30, 2005, compared with $2.3 million for the corresponding 2004 period. For the year ended December 31, 2004, total noninterest expense approximated $3.4 million, compared with $1.1 million in 2003. The principal component of noninterest expense is salaries and employee benefits which have increased due to the increased staffing required to serve customers and to facilitate growth. Noninterest expense in 2004 and 2003 was also high mainly due to the write-off of start-up expenses for Point Loma Community Bank in 2004 and Bank of Escondido in 2003, upon commencement of their operations.
Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits. Changes in deposits and loans were previously discussed in this narrative. Most of the deposit growth has been deployed into commercial loans, consistent with the Bank’s emphasis on commercial lending activities.
Cash and cash equivalents approximated $37 million at September 30, 2005, $29 million at December 31, 2004 and $18 million at December 31, 2003. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Banks’ liquidity position at September 30, 2005 is adequate to fund loan demand and to meet depositor needs.
All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of the Corporation, its Banks are subject to a more restrictive requirement than is applicable to most banks inasmuch as the Banks must maintain a capital-to-asset ratio of not less than 8% for their first three years of operation. In the opinion of management, the Corporation and its Banks meet or exceed regulatory capital requirements to which they are subject.
Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2005 and 2004. They are discussed in Note D of the accompanying condensed consolidated interim financial statements and Note B of the accompanying audited consolidated financial statements.
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FIRST CALIFORNIA SOUTHERN BANCORP

Condensed Interim Consolidated Financial Statements
Nine months ended September 30, 2005 and 2004

CONDENSED CONSOLIDATED BALANCE SHEETS
First California Southern Bancorp

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Cash and due from banks	$4,277,057	$2,708,366
Interest-bearing deposits	8,268,607	3,312,463
Federal funds sold	24,610,000	22,575,000

Cash and cash equivalents	37,155,664	28,595,829
Investment securities:
Available for sale, carried at market value	564,921
Held for long-term investment, carried at amortized cost which approximates market value	96,500

Total investment securities	661,421
Portfolio loans:
Commercial	60,460,726	39,575,190
Real estate mortgage	3,340,264	2,161,173
Installment	24,523	19,637

Total portfolio loans	63,825,513	41,756,000
Less allowance for loan losses	(716,000)	(438,000)

Net portfolio loans	63,109,513	41,318,000
Premises and equipment	895,220	1,031,015
Accrued interest income	248,015	135,667
Other assets	1,220,099	1,075,698

TOTAL ASSETS	$103,289,932	$72,156,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$33,411,329	$20,999,352
Interest-bearing	52,938,252	34,211,588

Total deposits	86,349,581	55,210,940
Note payable to Capitol Bancorp Limited	375,000	125,000
Accrued interest on deposits and other liabilities	139,195	93,699

Total liabilities	86,863,776	55,429,639

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	8,062,283	8,094,819

STOCKHOLDERS’ EQUITY:
Common stock, no par value, 25,000,000 shares authorized; 979,379 issued and outstanding	9,793,790	9,793,790
Retained-earnings deficit	(1,416,644)	(1,162,039)
Market value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income)	(13,273)

Total stockholders’ equity	8,363,873	8,631,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$103,289,932	$72,156,209

See notes to condensed interim consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
First California Southern Bancorp

	Nine Months Ended
	September 30
	2005	2004
Interest income:
Portfolio loans (including fees)	$3,128,579	$1,149,266
Loans held for resale	8,405
Taxable investment securities	19,443
Federal funds sold	567,038	154,995
Interest bearing deposits with banks	159,008	9,129
Other	2,550

Total interest income	3,885,023	1,313,390
Interest expense on deposits	673,250	157,830

Total interest expense	673,250	157,830

Net interest income	3,211,773	1,155,560
Provision for loan losses	278,000	215,000

Net interest income after provision for loan losses	2,933,773	940,560

Noninterest income:
Service charges on deposit accounts	45,689	13,140
Fees from origination of non-portfolio residential mortgage loans	71,082	6,537
Gains on sale of government-guaranteed loans	39,628	43,839
Other	68,361	4,600

Total noninterest income	224,760	68,116

Noninterest expense:
Salaries and employee benefits	2,126,877	1,125,477
Occupancy	293,997	162,757
Equipment rent, depreciation and maintenance	224,949	108,862
Other	931,451	899,213

Total noninterest expense	3,577,274	2,296,309
Loss before income tax benefit and minority interest credit	(418,741)	(1,287,633)
Income tax benefit	(131,600)	(451,600)

Loss before minority interest credit	(287,141)	(836,033)

Credit resulting from minority interest in net losses of consolidated subsidiaries	32,536	329,850

NET LOSS	$(254,605)	$(506,183)

NET LOSS PER SHARE (basic and diluted)	$(0.26)	$(0.52)

See notes to condensed interim consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)
First California Southern Bancorp

			Accumulated
		Retained-	Other
	Common	Earnings	Comprehensive
	Stock	Deficit	Income	Total
Nine Months Ended September 30, 2004
Balances at January 1, 2004	$7,771,339	$(544,530)		$7,226,809

Issuance of 202,245 shares of common stock for cash consideration of $10 per share upon exercise of warrants	2,022,451			2,022,451

Net loss for the period		(506,183)		(506,183)

BALANCES AT SEPTEMBER 30, 2004	$9,793,790	$(1,050,713)	$—	$8,743,077

Nine Months Ended September 30, 2005
Balances at January 1, 2005	$9,793,790	$(1,162,039)	$—	$8,631,751

Components of comprehensive loss:
Net loss for the period		(254,605)		(254,605)
Market value adjustment for investment securities available for sale (net of income tax effect)			(13,273)	(13,273)

Comprehensive loss for the period				(267,878)

BALANCES AT SEPTEMBER 30, 2005	$9,793,790	$(1,416,644)	$(13,273)	$8,363,873
See notes to condensed interim financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
First California Southern Bancorp

	Nine Months Ended
	September 30
	2005	2004
OPERATING ACTIVITIES
Net loss for the period	$(254,605)	$(506,183)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	278,000	215,000
Depreciation of premises and equipment	196,972	88,489
Net amortization of investment security premiums	597
Minority interest in net losses of consolidated subsidiaries	(32,536)	(329,850)
Originations and purchases of loans held for resale	(2,974,750)
Proceeds from sales of loans held for resale	2,974,750
Increase in accrued interest income and other assets	(249,912)	(781,181)
Increase in accrued interest expense on deposits and other liabilities	45,496	112,440

NET CASH USED BY OPERATING ACTIVITIES	(15,988)	(1,201,285)

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment securities	4,393
Purchases of investment securities available for sale	(590,021)
Purchases of investment securities held for long-term investment	(96,500)
Net increase in portfolio loans	(22,069,513)	(22,445,580)
Purchases of premises and equipment	(61,177)	(459,460)

NET CASH USED BY INVESTING ACTIVITIES	(22,812,818)	(22,905,040)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	26,140,565	28,154,690
Net increase in certificates of deposit	4,998,076	1,185,281
Net proceeds from issuance of common stock		2,022,451
Net borrowings from Capitol Bancorp Limited	250,000	125,000
Resources provided by minority interests		3,920,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	31,388,641	35,407,422

INCREASE IN CASH AND CASH EQUIVALENTS	8,559,835	11,301,097
Cash and cash equivalents at beginning of period	28,595,829	18,146,672

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$37,155,664	$29,447,769

See notes to condensed interim consolidated financial statements.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)
First California Southern Bancorp
NOTE A—BASIS OF PRESENTATION
     The accompanying condensed financial statements of First California Southern Bancorp have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.
     The statements do, however, include all adjustments of a normal recurring nature which First California Southern Bancorp considers necessary for a fair presentation of the interim periods.
     The results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005.
NOTE B—STOCK OPTIONS
     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. The Bank granted no stock options during the nine months ended September 30, 2005 and 2004. At September 30, 2005, 66,000 stock options were outstanding with an exercise price of $10.00 per option. By not electing to use the fair value method of recording stock option activity, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are shown below. As disclosed in Note D, the Bank accelerated the vesting of all previously unvested stock options effective January 1, 2005; the 2005 pro forma compensation expense below reflects the effect of such accelerated vesting.

	Nine Months Ended
	September 30,
	2005	2004
Net loss:
As reported	$(254,605)	$(506,183)
Less pro forma compensation expense regarding fair value of stock option awards, net of related income tax effect	(166,320)	(31,185)

Pro forma	$(420,925)	$(537,368)

Net loss per share:
Basic:
As reported	$(0.26)	$(0.52)
Pro forma	(0.43)	(0.55)
Diluted:
As reported	(0.26)	(0.52)
Pro forma	$(0.43)	$(0.55)
NOTE C—EARNINGS PER SHARE
     Net income per share is based on the weighted average number of common shares outstanding (979,379 shares). Stock options (see Note B) were antidilutive for the periods presented and, accordingly, were excluded from diluted net loss per share.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued
First California Southern Bancorp
NOTE D—NEW ACCOUNTING STANDARDS
     AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from the initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and does not apply to loans originated by the entity. The SOP prohibits carrying over or creation of valuation allowances in the initial accounting for loans acquired in a transfer. It is effective for loans acquired in fiscal years beginning after December 15, 2004. This new guidance had no effect on the Corporation’s financial statements upon implementation.
     In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of Statement No. 123. Statement No. 123(R), Share-Based Payment, is broader in scope than the original statement, which was more narrowly focused on stock-based compensation, and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard will become effective at the beginning of 2006 for calendar-year public companies.
     Although the Corporation’s management has not completed its analysis of the revised standard, the effect of the revised standard’s implementation will be recognition of compensation expense associated with stock options. Previously, the Corporation has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied. Effective January 1, 2005, the Corporation accelerated the vesting of all of its outstanding stock options in anticipation of implementation of Statement No. 123(R). Such acceleration of vesting, to make all such stock options vested as of January 1, 2005, was done for the purpose of avoiding future expense associated with any unvested stock options granted prior to the effective date of Statement No. 123(R). As mentioned above, the current accounting standard in effect prior to the effective date of Statement No. 123(R) requires disclosure of what pro forma compensation expense would have been if stock options granted had been recorded at fair value using measurement techniques which are similar to those prescribed in Statement No. 123(R). That presentation should not be viewed as an estimate of future expense levels inasmuch as it is based on stock options granted in the periods presented which may differ significantly from future granting activity, assumptions used and the structure of share-based payment awards.
     FASB’s Emerging Issues Task Force (“EITF”), reached consensus on “The Meaning of Other-Than-Temporary and Its Application to Certain Investments” in EITF Issue No. 03-1. The guidance included in the EITF largely consists of expanded disclosures and the guidance was intended to be fully effective in 2003, except for loss-recognition guidance which had a delayed effective date into 2004. In June 2005, the FASB announced plans to supersede the EITF guidance with a revised standard in late 2005. On November 3, 2005 the FASB issued a Staff Position, providing further guidance on this topic. Although the Corporation’s management has not completed its analysis of the new FASB guidelines the potential impact of this matter on the Corporation’s financial statements is not expected to be material.
     Most recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Corporation’s financial statements at a later date:
•	Proposed amendment to Statement No. 128, Earnings per Share.

•	Proposed amendments to Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

•	Proposed interpretation regarding Uncertain Tax Positions.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued
First California Southern Bancorp
NOTE D—NEW ACCOUNTING STANDARDS—CONTINUED
•	Proposed replacement of Statement No. 141 regarding Business Combinations.

•	Proposed replacement of Accounting Research Bulletin No. 51 regarding Consolidated Financial Statements, Including Accounting and Reporting for Noncontrolling Interests.
     Due to the uncertain future status of these proposals, the Corporation’s management is unable to estimate their potential impact on the Corporation’s consolidated financial statements.
     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Corporation’s financial statements.
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First California Southern Bancorp

Consolidated Financial Statements
Periods ended December 31, 2004 and 2003

First California Southern Bancorp

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654
Telephone: (616) 774-7000
Fax: (616) 776-3680
Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
First California Southern Bancorp
We have audited the accompanying consolidated balance sheets of First California Southern Bancorp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2004, and the period from October 14, 2003 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First California Southern Bancorp and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004, and the period from October 14, 2003 (date of inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.
Grand Rapids, Michigan
March 4, 2005

CONSOLIDATED BALANCE SHEETS
First California Southern Bancorp

	December 31
	2004	2003
ASSETS
Cash and due from banks	$2,708,366	$1,952,345
Money-market funds		119,327
Interest-bearing deposits	3,312,463
Federal funds sold	22,575,000	16,075,000

Cash and cash equivalents	28,595,829	18,146,672
Portfolio loans—Note C:
Commercial	39,575,190	9,063,775
Real estate mortgage	2,161,173	208,912
Installment	19,637	354

Total portfolio loans	41,756,000	9,273,041
Less allowance for loan losses	(438,000)	(120,000)

Net portfolio loans	41,318,000	9,153,041
Premises and equipment—Note E	1,031,015	452,117
Accrued interest income	135,667	28,585
Other assets	1,075,698	335,657

TOTAL ASSETS	$72,156,209	$28,116,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$20,999,352	$6,879,243
Interest-bearing—Note F	34,211,588	9,347,008

Total deposits	55,210,940	16,226,251
Note payable to Capitol Bancorp Limited — Note D	125,000
Accrued interest on deposits and other liabilities	93,699	52,515

Total liabilities	55,429,639	16,278,766

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES—Note A	8,094,819	4,610,497

STOCKHOLDERS’ EQUITY—Notes G and L:
Common stock, no par value, 25,000,000 shares authorized;
issued and outstanding: 2004 – 979,379 shares
2003 – 777,134 shares	9,793,790	7,771,339
Retained-earnings deficit	(1,162,039)	(544,530)

Total stockholders’ equity	8,631,751	7,226,809

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$72,156,209	$28,116,072

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
First California Southern Bancorp

	Year Ended	Period Ended
	December 31,	December 31,
	2004	2003
Interest income:
Portfolio loans (including fees)	$1,879,341	$102,164
Federal funds sold	275,835	28,613
Interest bearing deposits with banks	21,836
Other	608	49,937

Total interest income	2,177,620	180,714
Interest expense on deposits	281,177	9,260

Net interest income	1,896,443	171,454
Provision for loan losses—Note C	318,000	120,000

Net interest income after provision for loan losses	1,578,443	51,454

Noninterest income:
Service charges on deposit accounts	21,775	3,553
Fees from origination of non-portfolio residential mortgage loans	13,817
Gains on sale of government-guaranteed loans	45,190
Other	4,022	1,560

Total noninterest income	84,804	5,113

Noninterest expense:
Salaries and employee benefits	1,706,631	379,239
Occupancy	266,801	40,412
Equipment rent, depreciation and maintenance	174,461	26,831
Other	1,248,541	638,118

Total noninterest expense	3,396,434	1,084,600

Loss before income tax benefit and minority interest credit	(1,733,187)	(1,028,033)
Income tax benefit—Note I	(680,000)	(243,000)

Loss before minority interest credit	(1,053,187)	(785,033)
Credit resulting from minority interest in net loss of consolidated subsidiaries	435,678	240,503

NET LOSS	$(617,509)	$(544,530)

NET LOSS PER SHARE (basic and diluted)	$(0.63)	$(0.70)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
First California Southern Bancorp

		Retained-
	Common	Earnings
	Stock	Deficit	Total
Balances at October 14, 2003, beginning of period	$-0-	$-0-	$-0-

Issuance of 777,134 shares of common stock for cash consideration of $10.00 per share	7,771,339		7,771,339

Net loss for the 2003 period		(544,530)	(544,530)

BALANCES AT DECEMBER 31, 2003	7,771,339	(544,530)	7,226,809

Issuance of 202,245 shares of common stock for cash consideration of $10.00 per share upon exercise of warrants—Note G	2,022,451		2,022,451

Net loss for 2004		(617,509)	(617,509)

BALANCES AT DECEMBER 31, 2004	$9,793,790	$(1,162,039)	$8,631,751

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
First California Southern Bancorp

	Year Ended	Period Ended
	December 31,	December 31,
	2004	2003
OPERATING ACTIVITIES
Net loss for the period	$(617,509)	$(544,530)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	318,000	120,000
Depreciation of premises and equipment	153,060	22,440
Loss on sale of premises and equipment	5,264
Minority interest in net loss of consolidated subsidiaries	(435,678)	(240,503)
Deferred income taxes	(651,000)	(277,000)
Increase in accrued interest income and other assets	(196,123)	(87,242)
Increase in accrued interest expense on deposits and other liabilities	41,184	52,515

NET CASH USED BY OPERATING ACTIVITIES	(1,382,802)	(954,320)

INVESTING ACTIVITIES
Net increase in portfolio loans	(32,482,959)	(9,273,041)
Purchases of premises and equipment	(737,222)	(474,557)

NET CASH USED BY INVESTING ACTIVITIES	(33,220,181)	(9,747,598)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	34,025,036	13,453,037
Net increase in certificates of deposit	4,959,653	2,773,214
Net proceeds from issuance of common stock	2,022,451	7,771,339
Net borrowings from Capitol Bancorp Limited	125,000
Resources provided by minority interests	3,920,000	4,851,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	45,052,140	28,848,590

INCREASE IN CASH AND CASH EQUIVALENTS	10,449,157	18,146,672
Cash and cash equivalents at beginning of period	18,146,672	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,595,829	$18,146,672

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
First California Southern Bancorp (the “Corporation”) is a bank development company headquartered in San Diego, California. At December 31, 2004, it had two majority-owned subsidiaries (collectively, the “Banks”), Bank of Escondido (51% owned) and Point Loma Community Bank (51% owned), which commenced operations in late 2003, in Escondido, California and in August 2004, in San Diego, California, respectively.
The Corporation is approximately 51% owned by Capitol Bancorp Limited, a bank development company with headquarters in Phoenix, Arizona and in Lansing, Michigan.
The Banks are engaged in a single business activity—banking. The Banks provide a full range of banking services to individuals, businesses and other customers located in their communities. The Banks focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money-market, individual retirement accounts and certificates of deposit. The principal markets for the Banks’ financial services are the communities in which the Banks are located and the areas immediately surrounding the communities.
The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests.
NOTE B—SIGNIFICANT ACCOUNTING POLICIES
Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.
Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.
Investment Securities: Investment securities available for sale (none at December 31, 2004 and 2003) are carried at market value with unrealized gains and losses reported as a separate component of stockholders’ equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment (none at December 31, 2004 and 2003) and are carried at amortized cost.
Investments are classified at the date of purchase based on management’s analysis of liquidity and other factors. The adjusted cost of the specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.
Loans, Credit Risk and Allowance for Loan Losses: Portfolio loans are carried at their principal balance based on management’s intent and ability to hold such loans for the foreseeable future until maturity or repayment.
Credit risk arises from making loans and loan commitments in the ordinary course of business. Substantially all portfolio loans are made to borrowers in the Banks’ geographic areas. Consistent with the Banks’ emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Corporation’s exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued
concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.
The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.
Interest and Fees on Loans: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful loan originations.
The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.
Premises and Equipment: Premises and equipment are stated on the basis of cost. Depreciation, which relates primarily to equipment and furniture with estimated useful lives of three to seven years, is computed principally by the straight-line method. Leasehold improvements are generally depreciated over the respective lease term.
Other Real Estate: Other real estate (none at December 31, 2004 and 2003) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.
Stock-Based Compensation: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and are granted at an exercise price equal to the market price of common stock at grant date.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued
     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. By not electing this alternative, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are as follows:

	2004	2003
Fair value assumptions:
Risk-free interest rate		3.6%
Dividend yield		—
Stock price volatility		.44
Expected option life		9 years
Aggregate estimated fair value of options granted	$—	$378,000
Net loss:
As reported	(617,509)	(544,530)
Less pro forma compensation expense regarding fair value of stock option awards, net of income tax effect	(41,580)	(41,580)

Pro forma	(659,089)	(586,110)
Net loss per share:
Basic:
As reported	(0.63)	(0.70)
Pro forma	(0.67)	(0.75)
Diluted:
As reported	(0.63)	(0.70)
Pro forma	$(0.67)	$(0.75)
Trust Assets and Related Income: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks are not included in the consolidated balance sheet because it is not an asset of the Banks or the Corporation. Trust fee income is recorded on the accrual method.
Federal Income Taxes: Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.
Net Loss Per Share: Net loss per share is based on the weighted average number of common shares outstanding (979,379 in 2004 and 777,134 in 2003). Stock options outstanding (see Note G) were antidilutive for the period presented and, accordingly, were excluded from diluted net loss per share.
Comprehensive Loss: Comprehensive loss is the sum of net loss and certain other items which are charged or credited to stockholders’ equity. For the periods presented, the Corporation had no element of comprehensive loss other than net loss.
New Accounting Standards: Financial Accounting Standards Board (FASB) Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, clarifies how some instruments or securities should be classified on an issuer’s balance sheet and their related impact on income and results of operations. As it applies to financial instruments that were within its scope, the Statement was effective for the Corporation’s consolidated financial statements beginning July 1, 2003. FASB Interpretation No. 46, Consolidation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued
of Variable Interest Entities, (as revised December 2003—FIN 46(R)), clarifies when some entities previously not consolidated under prior accounting guidance, should be. In some instances, it also requires certain previously consolidated entities to be deconsolidated. FIN 46(R) is effective for periods ending after December 15, 2003 for special purpose entities and for periods ending after March 15, 2004 for other types of variable interest entities that are not defined as special purpose entities. These standards had no impact on the Corporation’s consolidated results of operations upon implementation.
AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from the initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and does not apply to loans originated by the entity. The SOP prohibits carrying over or creation of valuation allowances in the initial accounting for loans acquired in a transfer. It is effective for loans acquired in fiscal years beginning after December 15, 2004. The effects of this new guidance on the Corporation’s consolidated financial statements will depend on future acquisition activity, thus, its impact is not readily determinable.
In December 2004, FASB issued a revision of Statement No. 123. Statement No. 123(R), Share-Based Payment, is broader in scope than the original statement, which was more narrowly focused on stock-based compensation, and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard becomes effective for interim periods of public companies beginning after June 30, 2005 and may be applied prospectively to stock options granted after the effective date and any unvested stock options at that date.
Although the Corporation’s management has not completed its analysis of the revised standard, the effect of the revised standard’s implementation will be recognition of compensation expense associated with stock options. Previously, the Corporation has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied. Effective January 1, 2005, the Corporation accelerated the vesting of all of its outstanding stock options in anticipation of implementation of Statement No. 123(R). Such acceleration of vesting, to make all such stock options vested as of January 1, 2005, was done for the purpose of avoiding future expense associated with any unvested stock options granted prior to the effective date of Statement No. 123(R).
FASB’s Emerging Issues Task Force (“EITF”), reached consensus on “The Meaning of Other-Than-Temporary and Its Application to Certain Investments” in EITF Issue No. 03-1. The guidance included in the EITF largely consists of expanded disclosures and the guidance was intended to be fully effective in 2003, except for loss-recognition guidance which had a delayed effective date into 2004. In 2004, the FASB has further delayed the loss recognition provisions of Issue No. 03-1, pending additional deliberation in the future. Because of the inconclusive status of the EITF’s current position on the loss recognition aspects of Issue No. 03-1, the Corporation’s management is unable to speculate on the potential impact of this matter on the Corporation’s consolidated financial statements.
A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Corporation’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE C—LOANS
Transactions in the allowance for loan losses are summarized below:

	2004	2003
Balance at beginning of period	$120,000	$—
Provision charged to operations	318,000	120,000
Loans charged off (deduction)	—	—
Recoveries	—	—

Balance at December 31	$438,000	$120,000

The amounts of the allowance for loan losses allocated in the following table are based on management’s estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2004		December 31, 2003
		Percentage		Percentage
		of Total		of Total
		Portfolio		Portfolio
	Amount	Loans	Amount	Loans
Commercial	$419,000	1.00%	$118,000	1.27%
Real estate mortgage	19,000	0.05	2,000	0.02
Installment	—	—	—	—

Total allowance for loan losses	$438,000	1.05%	$120,000	1.29%

NOTE D—RELATED PARTIES TRANSACTIONS
In the ordinary course of business, the Banks make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 2004, total loans to these persons approximated $1,070,000 ($650,000 at December 31, 2003). During 2004, $550,000 of new loans were made to these persons and repayments approximated $130,000. Such loans are made at the Banks’ normal credit terms.
Such officers and directors of the Corporation and its subsidiaries (and their associates, family and/or affiliates) are also depositors of the Banks. Such deposits are similarly made at the Banks’ normal terms as to interest rate, term and deposit insurance.
The Corporation and its Banks purchase certain data processing and management services from Capitol Bancorp Limited. Amounts paid for such services aggregated $439,000 and $17,000 in 2004 and 2003, respectively.
The note payable to Capitol Bancorp Limited at December 31, 2004 is due on demand and bears interest at 6.25%, payable monthly.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE E—PREMISES AND EQUIPMENT
Major classes of premises and equipment consisted of the following at December 31:

	2004	2003
Leasehold improvements	$352,515	$125,637
Equipment and furniture	853,912	348,920

	1,206,427	474,557
Less accumulated depreciation	(175,412)	(22,440)

	$1,031,015	$452,117

The Banks rent office space under operating leases. Rent expense under these lease agreements approximated $249,000 and $28,000 in 2004 and 2003, respectively.
At December 31, 2004 future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2005	$249,000
2006	249,000
2007	249,000
2008	249,000
2009	249,000
2010 and thereafter	978,000

Total	$2,223,000

NOTE F—DEPOSITS
The aggregate amount of time deposits of $100,000 or more approximated $7 million and $2 million as of December 31, 2004 and 2003, respectively.
At December 31, 2004, the scheduled maturities of time deposits of $100,000 or more were as follows:

2005	$5,912,000
2006	259,000
2007	329,000

Total	$6,500,000

Interest paid approximated amounts charged to operations on an accrual basis for the period presented.
NOTE G—STOCK OPTIONS AND WARRANTS
At December 31, 2004 and 2003, 66,000 stock options were outstanding which were granted in 2003 and expire in 2012. Each option vests ratably over a five-year period and enables the holder to purchase one share of the Corporation’s common stock at $10.00 per share. Effective January 1, 2005, the vesting of all previously unvested stock options was accelerated in anticipation of implementation of a revised accounting standard (see Note A).
At December 31, 2003, warrants were outstanding which each permitted the holder to purchase one share of the Corporation’s common stock at $10.00 per share in 2004. All such warrants were exercised or expired in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE H—EMPLOYEE RETIREMENT PLAN
Eligible employees participate in a multi-employer employee 401(k) retirement plan. The Plan provides for employer contributions in amounts determined annually by the Corporation’s board of directors. Eligible employees make voluntary contributions to the Plan. Contributions to the Plan charged to expense approximated $7,000 and $3,000 in 2004 and 2003, respectively.
NOTE I—INCOME TAXES
Income tax expense (benefit) consists of the following components:

	2004	2003
Federal – currently payable	$-0-	$-0-
Federal – deferred benefit	(651,000)	(277,000)
State income tax expense (benefit)	(29,000)	34,000

	$(680,000)	$(243,000)

Differences between income tax expense recorded and amounts computed using the federal statutory tax rate are reconciled below:

	2004	2003
Federal income tax computed at statutory rate of 34%	$(589,000)	$(349,000)
State income taxes	(29,000)	34,000
Federal tax effect of:
Nondeductible items	8,000	2,000
State income taxes	10,000	(12,000)
Other, net	(80,000)	82,000

	$(680,000)	$(243,000)

Net deferred income tax assets consisted of the following at December 31:

	2004	2003
Allowance for loan losses	$(27,000)	$41,000
Net operating loss carryforwards	921,000	216,000
Organization costs	236,000	166,000
Other, net	(202,000)	(146,000)

	$928,000	$277,000

The Corporation and subsidiaries have net operating loss carryforwards, which may reduce income taxes payable in future periods. Such carryforwards approximate $2.7 million at December 31, 2004 ($1,860,000 expires in 2024 and $840,000 in 2023). No federal income taxes were paid during 2004 or 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE J—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
Carrying values and estimated fair values of financial instruments were as follows at December 31 (in thousands):

	2004		2003
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial Assets:
Cash and cash equivalents	$28,596	$28,596	$18,147	$18,147
Portfolio loans:
Commercial	39,575	39,434	9,064	9,061
Real estate mortgage	2,161	2,159	209	217
Installment	20	20	—	—

Total portfolio loans	41,756	41,613	9,273	9,278
Less allowance for loan losses	(438)	(438)	(120)	(120)

Net portfolio loans	41,318	41,175	9,153	9,158

Financial Liabilities:
Deposits:
Noninterest-bearing	20,999	20,999	6,879	6,879
Interest-bearing:
Demand accounts	26,480	26,451	6,574	6,574
Time certificates of deposit less than $100,000	1,232	1,231	731	732
Time certificates of deposit of $100,000 or more	6,500	6,497	2,042	2,043

Total interest-bearing deposits	34,212	34,179	9,347	9,349

Total deposits	55,211	55,178	16,226	16,228
Note payable	125	125
Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available). Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.
NOTE K—COMMITMENTS AND CONTINGENCIES
In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers. Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers if certain specified future events occur and are used infrequently by the Banks ($13,000 at December 31, 2003; none at December 31, 2004). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($18 million and $3 million at December 31, 2004 and 2003, respectively).
These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks’ normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE K—COMMITMENTS AND CONTINGENCIES—Continued
The Banks are required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 2004 and 2003 was $215,000 and $25,000, respectively.
Deposits at the Banks are insured up to the maximum amount covered by FDIC insurance.
NOTE L—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS
Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries’ current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to the Corporation.
The Corporation is subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for bank holding companies. Those guidelines require bank holding companies to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation’s consolidated financial statements.
Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies with regard to components, risk weighting and other factors.
As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier 1) to average total assets ratio of not less than 8% and an allowance for loan losses of not less than 1% for the first three years of operations.
As of December 31, 2004, the most recent notifications received by the Banks from regulatory agencies have advised that the Banks are classified as “well capitalized” as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.
Management believes, as of December 31, 2004, that the Corporation met all capital adequacy requirements to which the entity is subject.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE L—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued
The following table summarizes the amounts (in thousands) and related ratios of the Corporation and consolidated regulatory capital position as of December 31, 2004 and 2003:

December 31, 2004
Tier 1 capital to average total assets:
Minimum required amount	≥	$3,980
Actual amount		$17,057
Ratio		34.29%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$2,037
Actual amount		$17,057
Ratio		33.50%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥	$4,073
Amount required to meet “Well-Capitalized” category(3)	≥	$5,092
Actual amount		$17,495
Ratio		34.36%

December 31, 2003
Tier 1 capital to average total assets:
Minimum required amount	≥	$883
Actual amount		$11,837
Ratio		107.22%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$471
Actual amount		$11,837
Ratio		100.49%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥	$942
Amount required to meet “Well-Capitalized” category(3)	≥	$1,178
Actual amount		$11,957
Ratio		101.51%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.

(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.

(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.
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NOTE M—PARENT COMPANY FINANCIAL INFORMATION
Condensed Balance Sheets

	December 31
	2004	2003
ASSETS
Cash on deposit with affiliated banks	$64,987	$1,099,858
Money market funds on deposit with affiliated banks		1,308,563

Total cash and cash equivalents	64,987	2,408,421
Investment in subsidiaries	8,425,220	4,798,680
Equipment and furniture, net	27,753	21,586
Other assets	250,368	32,104

TOTAL ASSETS	$8,768,328	$7,260,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$11,577	$33,982
Note payable to Capitol Bancorp Limited	125,000

Total liabilities	136,577	33,982
Stockholders’ equity	8,631,751	7,226,809

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,768,328	$7,260,791

Condensed Statements of Income

	Year Ended	Period Ended
	December 31,	December 31,
	2004	2003
Income:
Intercompany fees	$278,000	$37,394
Interest	16,000	52,440

Total income	294,000	89,834
Expenses:
Salaries and employee benefits	255,348	206,095
Occupancy	18,400	10,613
Equipment rent and depreciation	7,364	2,363
Other	411,937	156,973

Total expenses	693,049	376,044

Loss before equity in net losses of consolidated subsidiaries and federal income tax credit	(399,049)	(286,210)
Equity in net losses of consolidated subsidiaries	(453,460)	(250,320)

Loss before income taxes (benefit)	(852,509)	(536,530)
Income taxes (benefit)	(235,000)	8,000

NET LOSS	$(617,509)	$(544,530)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First California Southern Bancorp
NOTE M—PARENT COMPANY FINANCIAL INFORMATION—Continued
Condensed Statements of Cash Flows

	Year Ended	Period Ended
	December 31,	December 31,
	2004	2003
OPERATING ACTIVITIES
Net loss for the period	$(617,509)	$(544,530)
Adjustment to reconcile net loss to net cash used by operating activities:
Equity in net loss of consolidated subsidiaries	453,460	250,320
Depreciation expense	1,618	1,526
Increase in other assets	(218,264)	(32,104)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(22,405)	33,982

NET CASH USED BY OPERATING ACTIVITIES	(403,100)	(290,806)

INVESTING ACTIVITIES
Net cash investment in subsidiaries	(4,080,000)	(5,049,000)
Purchases of equipment and furniture	(7,785)	(23,112)

NET CASH USED BY INVESTING ACTIVITIES	(4,087,785)	(5,072,112)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock	2,022,451	7,771,339
Net borrowings from Capitol Bancorp Limited	125,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,147,451	7,771,339
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,343,434)	2,408,421
Cash and cash equivalents at beginning of period	2,408,421	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$64,987	$2,408,421

ANNEX D
EXCERPTS FROM CALIFORNIA BUSINESS CORPORATIONS ACT
CHAPTER 13. DISSENTERS’ RIGHTS
Section 1300. Reorganization of short-form merger; dissenting shares; corporate purchase at fair market value; definitions.
     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.
     (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:
     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.
     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
     (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.
Section 1301. Notice to holders of dissenting shares in reorganization; Demand for purchase; time; contents.
     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.
Section 1302. Submission of share certificates for endorsement; uncertificated securities.
     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment.
     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
Section 1304. Action to determine whether shares are dissenting shares of fair market value; limitations; joinder; consideration; determination of issues; appointment of appraisers.
     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
Section 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs.
     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
Section 1306. Prevention of immediate payment; status as creditors; interest.
     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
Section 1307. Dividends on dissenting shares.
     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
Section 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.
     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
Section 1309. Termination of dissenting share and shareholder status.
     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.
     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.
Section 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval.
     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
Section 1311. Exempt shares.
     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
Section 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.
     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II
Item 20. Indemnification of Directors and Officers.
     Sections 561 – 571 of the Michigan Business Corporation Act (“MBCA”), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director’s official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys’ fees that are actually and reasonably incurred by him in connection therewith.
     The Registrant’s Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.
     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.
     Item 21. Exhibits And Financial Statement Schedules.
(a)	Exhibits.

Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

(b)	All Financial Statements Schedules are omitted from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.
     Item 22. Undertakings.
(A)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(B)	The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	The undersigned Registrant hereby undertakes:
(1)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(D)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E)	The undersigned Registrant hereby undertakes:
(1)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on November 23, 2005.

CAPITOL BANCORP LIMITED

By:	/s/ JOSEPH D. REID
JOSEPH D. REID
Chairman of the Board and
Chief Executive Officer
POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 23, 2005.

Signature	Title
/s/ Joseph D. Reid
JOSEPH D. REID	Chairman of the Board and Chief Executive Officer,
Director (Principal Executive
Officer)
/s/ Lee W. Hendrickson
LEE W. HENDRICKSON	Executive Vice President and Chief Financial Officer (Principal
Financial and Accounting Officer)

ROBERT C. CARR	Vice-Chairman, Director
/s/ David O’Leary*
DAVID O’LEARY	Secretary, Director

LOUIS G. ALLEN	Director

PAUL R. BALLARD	Director
/s/ David L. Becker*
DAVID L. BECKER	Director
/s/ Douglas E. Crist*
DOUGLAS E. CRIST	Director

MICHAEL J. DEVINE	Director

JAMES C. EPOLITO	Director
/s/ Gary A. Falkenberg*
GARY A. FALKENBERG	Director

JOEL I. FERGUSON	Director

Signature	Title
/s/ Kathleen A. Gaskin*
KATHLEEN A. GASKIN	Director

H. NICHOLAS GENOVA	Director
/s/ Michael F. Hannley*
MICHAEL F. HANNLEY	Director

LEWIS D. JOHNS	Director

MICHAEL L. KASTEN	Director
/s/ John S. Lewis*
JOHN S. LEWIS	President, Western Regions, Director

LEONARD MAAS	Director
/s/ Lyle W. Miller*
LYLE W. MILLER	Vice-Chairman, Director
/s/ Kathryn L. Munro*
KATHRYN L. MUNRO	Director
/s/ Myrl D. Nofziger*
MYRL D. NOFZIGER	Director
/s/ Cristin Reid English*
CRISTIN REID ENGLISH	Chief Operating Officer, Director
/s/ Ronald K. Sable*
RONALD K. SABLE	Director

* by	/s/ Joseph D. Reid
Joseph D. Reid
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Plan of Merger (included in the Proxy Statement/Prospectus as Annex A).

5	Opinion of Brian K. English, General Counsel, as to the validity of the shares.

8	Tax Opinion of Miller, Canfield, Paddock and Stone, PLC

23.1a	Consent of BDO Seidman, LLP.

23.1b	Consent of BDO Seidman, LLP.

23.2	Consent of Miller, Canfield, Paddock and Stone, PLC (included in Exhibit 8).

23.4	Consent of Howe Barnes Investments, Inc. (financial advisor).

24	Power of Attorney (included on the signature page of the Registration Statement).

99	Form of proxy for the Special Meeting of Shareholders of First California Southern Bancorp.